EXHIBIT 10.3.1

                                                                     [Execution]

                          LOAN AND SECURITY AGREEMENT

                                 by and among

                                ATLAS AIR, INC.
                             POLAR AIR CARGO, INC.
                                 as Borrowers

                                     and

                      ATLAS AIR WORLDWIDE HOLDINGS, INC.
                          AIRLINE ACQUISITION CORP I
                                 as Guarantors

                       CONGRESS FINANCIAL CORPORATION
                                   as Agent

                      WACHOVIA BANK, NATIONAL ASSOCIATION
                               as Lead Arranger

                                     and

                  THE LENDERS FROM TIME TO TIME PARTY HERETO
                                  as Lenders

                           Dated: November 30, 2004

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                                TABLE OF CONTENTS

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SECTION 1.  DEFINITIONS .....................................................      1

SECTION 2.  CREDIT FACILITIES ...............................................     31
    2.1     Loans ...........................................................     31
    2.2     Letter of Credit Accommodations .................................     32
    2.3     Commitments .....................................................     35
    2.4     Joint and Several Liability .....................................     36
    2.5     Reduction of Maximum Credit .....................................     37

SECTION 3.  INTEREST AND FEES ...............................................     37
    3.1     Interest ........................................................     37
    3.2     Fees ............................................................     38
    3.3     Changes in Laws and Increased Costs of Loans ....................     39

SECTION 4.  CONDITIONS PRECEDENT ............................................     41
    4.1     Conditions Precedent to Initial Loans and Letter of Credit
            Accommodations ..................................................     41
    4.2     Conditions Precedent to All Loans and Letter of Credit
            Accommodations ..................................................     44

SECTION 5.  GRANT AND PERFECTION OF SECURITY INTEREST .......................     45
    5.1     Grant of Security Interest ......................................     45
    5.2     Perfection of Security Interests ................................     47
    5.3     No Assumption ...................................................     51

SECTION 6.  COLLECTION AND ADMINISTRATION ...................................     51
    6.1     Borrowers' Loan Accounts ........................................     51
    6.2     Statements ......................................................     51
    6.3     Collection of Accounts ..........................................     51
    6.4     Payments ........................................................     53
    6.5     Authorization to Make Loans .....................................     54
    6.6     Use of Proceeds .................................................     55
    6.7     Appointment of Administrative Borrower as Agent for Requesting
            Loans and Receipts of Loans and Statements ......................     55
    6.8     Pro Rata Treatment ..............................................     56
    6.9     Sharing of Payments, Etc ........................................     56
    6.10    Settlement Procedures ...........................................     57
    6.11    Obligations Several; Independent Nature of Lenders' Rights ......     59
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SECTION 7.  COLLATERAL REPORTING AND COVENANTS ..............................     59
    7.1     CNS/CASS and Collateral Reporting ...............................     59
    7.2     Accounts Covenants ..............................................     61
    7.3     Engines, Spare Parts and Inventory Covenants ....................     62
    7.4     Aircraft Covenants ..............................................     63
    7.5     Power of Attorney ...............................................     64
    7.6     Right to Cure ...................................................     65
    7.7     Access to Premises ..............................................     65

SECTION 8.  REPRESENTATIONS AND WARRANTIES ..................................     66
    8.1     Corporate Existence, Power and Authority ........................     66
    8.2     Name; State of Organization; Chief Executive Office; Collateral
            Locations .......................................................     66
    8.3     Financial Statements; No Material Adverse Change ................     67
    8.4     Priority of Liens; Title to Properties ..........................     67
    8.5     Tax Returns .....................................................     67
    8.6     Litigation ......................................................     67
    8.7     Compliance with Other Agreements and Applicable Laws ............     68
    8.8     Air Carrier Operations ..........................................     68
    8.9     Slot and Route Utilization ......................................     69
    8.10    CASS/IATA Operations ............................................     69
    8.11    Environmental Compliance ........................................     70
    8.12    Employee Benefits ...............................................     70
    8.13    Bank Accounts ...................................................     71
    8.14    Intellectual Property ...........................................     71
    8.15    Subsidiaries; Affiliates; Capitalization; Solvency ..............     72
    8.16    Interrelated Businesses .........................................     72
    8.17    Labor Disputes ..................................................     73
    8.18    Restrictions on Subsidiaries ....................................     73
    8.19    Material Contracts ..............................................     73
    8.20    Payable Practices ...............................................     73
    8.21    Accuracy and Completeness of Information ........................     73
    8.22    Inactive Subsidiaries ...........................................     74
    8.23    EETC Documents ..................................................     74
    8.24    Survival of Warranties; Cumulative ..............................     74

SECTION 9.  AFFIRMATIVE AND NEGATIVE COVENANTS ..............................     74
    9.1     Maintenance of Existence ........................................     74
    9.2     New Collateral Locations ........................................     75
    9.3     Compliance with Laws, Regulations, Etc ..........................     75
    9.4     Payment of Taxes and Claims .....................................     76
    9.5     Insurance .......................................................     77
    9.6     Financial Statements and Other Information ......................     77
    9.7     Sale of Assets, Consolidation, Merger, Dissolution, Etc .........     79
    9.8     Encumbrances ....................................................     82
    9.9     Indebtedness ....................................................     84
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    9.10    Loans, Investments, Etc .........................................     92
    9.11    Dividends and Redemptions .......................................     97
    9.12    Transactions with Affiliates ....................................     99
    9.13    Compliance with ERISA ...........................................     99
    9.14    End of Fiscal Years; Fiscal Quarters ............................     99
    9.15    Change in Business ..............................................    100
    9.16    Limitation of Restrictions Affecting Subsidiaries ...............    100
    9.17    EBITDAR .........................................................    100
    9.18    Excess Availability .............................................    100
    9.19    Capital Expenditures ............................................    100
    9.20    License Agreements...............................................    101
    9.21    Slot Utilization; Route Utilization; Leasehold Utilization ......    102
    9.22    Costs and Expenses ..............................................    103
    9.23    Dissolution of Inactive Subsidiaries ............................    104
    9.24    Further Assurances ..............................................    104

SECTION 10. EVENTS OF DEFAULT AND REMEDIES ..................................    104
    10.1    Events of Default ...............................................    104
    10.2    Remedies ........................................................    106

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS;
            GOVERNING LAW ...................................................    110
    11.1    Governing Law; Choice of Forum; Service of Process; Jury Trial
            Waiver ..........................................................    110
    11.2    Waiver of Notices ...............................................    1ll
    11.3    Amendments and Waivers ..........................................    1ll
    11.4    Waiver of Counterclaims .........................................    113
    11.5    Indemnification .................................................    113

SECTION 12. THE AGENT .......................................................    114
    12.1    Appointment, Powers and Immunities ..............................    114
    12.2    Reliance by Agent ...............................................    114
    12.3    Events of Default ...............................................    115
    12.4    Congress in its Individual Capacity .............................    115
    12.5    Indemnification .................................................    115
    12.6    Non-Reliance on Agent and Other Lenders  ........................    116
    12.7    Failure to Act ..................................................    116
    12.8    Additional Loans ................................................    116
    12.9    Concerning the Collateral and the Related Financing Agreements ..    117
    12.10   Field Audit, Examination Reports and other Information;
            Disclaimer by Lenders ...........................................    117
    12.11   Collateral Matters ..............................................    118
    12.12   Agency for Perfection ...........................................    119
    12.13   Successor Agent .................................................    119
    12.14   Lead Arranger ...................................................    120
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                                   (iii)

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SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS ................................    120
    13.1    Term ............................................................    120
    13.2    Interpretative Provisions .......................................    121
    13.3    Notices .........................................................    123
    13.4    Partial Invalidity ..............................................    123
    13.5    Confidentiality .................................................    124
    13.6    Successors ......................................................    125
    13.7    Assignments; Participations .....................................    125
    13.8    Entire Agreement ................................................    127
    13.9    USA Patriot Act .................................................    127
    13.10   Counterparts, Etc ...............................................    127
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                                       (iv)
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                           LOAN AND SECURITY AGREEMENT

      This Loan and Security Agreement dated November 30, 2004 is entered into by and among Atlas Air, Inc., a Delaware corporation ("Atlas Air"), Polar Air Cargo, Inc., a California corporation ("Polar", and together with Atlas Air, each individually, a "Borrower" and collectively, "Borrowers"), Atlas Air Worldwide Holdings, Inc., a Delaware corporation ("Atlas Holdings"), Airline Acquisition Corp I, a Delaware corporation ("AACI", and together with Holdings, each individually, a "Guarantor" and collectively, "Guarantors"), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a "Lender" and collectively, "Lenders"), Congress Financial Corporation, a Delaware corporation, in its capacity as agent for Lenders (in such capacity, "Agent") and Wachovia Bank, National Association, as Lead Arranger (in such capacity, "Lead Arranger").

                                   WITNESSETH:

      WHEREAS, Borrowers and Guarantors have requested that Agent and Lenders enter into financing arrangements with Borrowers pursuant to which Lenders may make loans and provide other financial accommodations to Borrowers; and

      WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

      NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

      For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

      1.1 "1998 Class A Certificates" means the 7.38% Atlas Air Initial Pass Through Certificates, Series 1998-1A and 7.38% Atlas Air Exchange Pass Through Certificates, Series 1998-1A issued by that certain Atlas Air Pass Through Trust 1998-1A-S formed pursuant to that certain Pass Through Trust Agreement dated as of February 9, 1998 between Atlas Air and Wilmington Trust Company, as Trustee, as amended by that certain 1998 Class A Pass Through Trust Supplement dated as of July 27, 2004.

      1.2 "1999 Class A Certificates" means the 7.20% Atlas Air Pass Through Certificates, Series 1999-1A-1 and the 6.88% Atlas Air Pass Through Certificates, Series 1999-1A-2 issued by that certain Atlas Air Pass Through Trust 1999-1 A-1 formed pursuant to that certain Pass Through Trust Agreement dated as of April 1, 1999, as supplemented by that certain Trust Supplement No. 1999 1A-1 dated as of April 1, 1999, and as amended by that certain Amendment to 1999 Class A-1 Pass Through Trust Supplement dated as of July 27, 2004, in

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each case between Atlas Air and Wilmington Trust Company, as Trustee, and that certain Atlas Air Pass Through Trust 1999-1A-2 formed pursuant to that certain Pass Through Trust Agreement dated as of April 1, 1999, as supplemented by that certain Trust Supplement No. 1999 1A-2 dated as of April 1, 1999, in each case between Lessee and Wilmington Trust Company, as Trustee, respectively.

      1.3 "2000 Class A Certificates" means the 8.707% Atlas Air Initial Pass Through Certificates, Series 2000-1A and the 8.707% Atlas Air Exchange Pass Through Certificates, Series 2000-1A issued by that certain Atlas Air Pass Through Trust 2000-1A formed pursuant to that certain Pass Through Trust Agreement dated as of January 28, 2000, as supplemented by that certain Trust Supplement No. 2000-1A dated as of January 28, 2000 between Atlas Air and Wilmington Trust Company, as Trustee, as amended by that certain Amendment to 2000 Class A Pass Through Trust Supplement dated as of July 27, 2004.

      1.4 "Accounts" shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower and Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or
(d) arising out of the use of a credit or charge card or information contained on or for use with the card including, as to any of the foregoing, any right to receive payment arising from the rendition of any charter or scheduled cargo transportation services or other services by any Borrower or Guarantor or any right to receive payment arising from any ACMI Contract.

      1.5 "ACMI Contracts" shall mean, collectively, (a) each contract at any time entered into by a Borrower pursuant to which such Borrower furnishes to its customers an Aircraft, crew, maintenance and insurance and its customer bears all of the operating expenses associated with the use thereof and (b) any similar contract in which the customer provides the flight crew, all in accordance with such Borrower's historical practices; each sometimes being referred to herein individually as an "ACMI Contract".

      1.6 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-thousandth (1/1000) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

      1.7 "Administrative Borrower" shall mean Atlas Air, Inc., a Delaware corporation in its capacity as Administrative Borrower on behalf of itself and the other Borrower pursuant to Section 6.7 hereof and its successors and assigns in such capacity.

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      1.8 "Affiliate" shall mean, with respect to a specified Person, any other
Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

      1.9 "AFL III Equipment" means (i) thirteen (13) Boeing 747-200 aircraft (including the engines attached thereto) with registration numbers N505MC, N509MC, N512MC, N517MC, N522MC, N523MC, N524MC, N526MC, N527MC, N528MC, N534MC,
N808MC and N809MC, (ii) nine General Electric CF6-50E2 engines, and (iii) three General Electric CF6-80C2 engines.

      1.10 "AFL III Financing Agreement" means that certain Credit Agreement dated as of April 25, 2000, and amended and restated as of July 27, 2004, by and among Atlas Freighter Leasing III, Inc., the lenders party thereto and Deutsche Bank Trust Company Americas, as administrative agent, as such agreement may be amended, amended and restated, modified and/or supplemented from time to time in accordance with the terms thereof.

      1.11 "Agent" shall mean Congress Financial Corporation, in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

      1.12 "Agent Payment Account" shall mean account no. 5000000030279 of Agent at Wachovia Bank, National Association, or such other account of Agent as Agent may from time to time designate to Administrative Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

      1.13 "Air Carrier Certificates" shall mean, collectively, the Air Carrier Certificate No. UIEA784E issued by the FAA (as hereinafter defined) in the name of Atlas Air dated effective on February 23, 2003 and the Air Carrier Certificate No. P5CA067Y issued by the FAA in the name of Polar dated effective on July 4, 1999 and reissued on March 3, 2003, all other certificates, permits, approvals, licenses, maintenance programs and other documents required by the FAA, the DOT (as hereinafter defined) and the Federal Aviation Laws, including
Section 44705 of Title 49 of the United States Code, for the air transportation of passengers and/or cargo, including mail, by Borrowers and each Airworthiness Certificate issued by the FAA for each Aircraft, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, reissued or replaced.

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      1.14 "Aircraft" shall mean all aircraft of Borrowers and Guarantors now or hereafter owned, leased or used in their respective businesses for the transportation of passengers and/or cargo, including mail, wherever located.

      1.15 "Aircraft Credit Facility Agreement" means that certain Fifth Amended and Restated Credit Agreement dated as of July 27, 2004 among Atlas Air, Inc., the lenders party thereto and Deutsche Bank Trust Company Americas, as administrative agent, as the same now exists or hereafter may be amended, modified, supplemented, extended, renewed, restated or replaced.

      1.16 "Airport Leaseholds" shall mean all of the right, title, privilege, interest, and authority now or hereafter acquired or held by any Borrower or, if applicable a Guarantor in connection with the right to use or occupy space in any airport at which any Borrower or such Guarantor conducts scheduled operations and in any airport terminal, hanger, warehouse or other building, facility or area at any such airport.

      1.17 "Applicable Margin" means, at any time, as to the interest rate for Prime Rate Loans and the interest rate for Eurodollar Rate Loans the applicable percentage (on a per annum basis) set forth below if the Monthly Average Excess Availability for the immediately preceding calendar month is at or within the amounts indicated for such percentage:

                                     Applicable    Applicable    Unused
             Monthly Average           Prime       Eurodollar     Line
 Tier      Excess Availability      Rate Margin   Rate Margin     Fee
-----   -------------------------   -----------   -----------   ------

1       $40,000,000 or more            -1/4%        1 3/4%       1/2%

2       Greater than or equal to        1/4%        2 1/4%       3/8%
        $25,000,000 and less than
        $40,000,000

3       Less than $25,000,000           3/4%        2 3/4%       1/4%

PROVIDED, THAT, the Applicable Margin shall be calculated and established once each calendar month on the first Business Day thereof and shall remain in effect until adjusted thereafter as of the first Business Day of the next month.

      1.18 "Aircraft Security Agreement" shall mean collectively, each Aircraft Security Agreement, dated of even date herewith, with respect to each Secured Aircraft, duly executed and delivered by Polar, as debtor, in favor of Agent, as secured party, granting to Agent, as secured party for itself and the benefit of Lenders, a lien upon and security interest in the Secured Aircraft, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

      1.19 "Assignment and Acceptance" shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender's interest hereunder in accordance with the provisions of Section 13.7 hereof.

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      1.20 "Bankruptcy Code" shall mean the United States Bankruptcy Code, being
Title 11 of the United States Code, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all official rules, regulations and interpretations thereunder or related thereto.

      1.21 "Bankruptcy Court" shall mean the United States Bankruptcy Court for the Southern District of Florida.

      1.22 "Blocked Accounts" shall have the meaning set forth in Section 6.3 hereof.

      1.23 "Borrowers" shall have the meaning set forth in the preamble hereto; each sometimes being referred to herein individually as a "Borrower".

      1.24 "Borrowing Base" shall mean, at any time, the amount equal to:

         (a) the sum of:

            (i)  eighty-five (85%) percent of Eligible Domestic Accounts, PLUS

            (ii) the lesser of (A) the sum of (1) seventy-five (75%) percent of Eligible Preferred Foreign Accounts, PLUS (2) the lesser of (x) twenty-five (25%) percent of all other Eligible Foreign Accounts or (y) $7,500,000, or (B) $30,000,000, MINUS

         (b) Reserves.

      1.25 "Borrowing Base Certificate" shall mean a certificate substantially in the form of Exhibit B hereto, as such form may from time to time be modified by Agent, which is duly completed (including all schedules thereto) and executed by the chief executive officer or chief financial officer, vice president of finance, treasurer or controller of Administrative Borrower and delivered to Agent.

      1.26 "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of North Carolina, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

      1.27 "Capital Expenditures" shall mean, for any period of time with respect to which a determination thereof is to be made, all expenditures for any fixed or capital assets (including Aircraft and related Equipment and other fixed or capital assets that in accordance with GAAP are or should be included in "property, plant and equipment" or a similar fixed asset balance sheet category), whether such expenditures are paid in cash or financed and including the direct or indirect acquisition of such assets by way of increased service charges, offset items or otherwise.

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      1.28 "Capital Leases" shall mean, as applied to any Person, any lease of
(or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

      1.29 "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

      1.30 "Cargo Agency Agreement" shall mean an agreement between an IATA member and a Cargo Agent pursuant to which such IATA member appoints the Cargo Agent to act as its representative for the promotion and sale of international air cargo transportation within the country specified in such agreement with respect to the handling and delivery of cargo consignments within such country and the specified airports that are adjacent thereto.

      1.31 "Cargo Agent" shall mean a Person which has applied for and been awarded qualification in accordance with all applicable regulations and procedures of IATA to act as a cargo agent on behalf of IATA members.

      1.32 "Cash Equivalents" shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of one hundred eighty (180) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; PROVIDED, THAT, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers' acceptances with a maturity of one hundred eighty (180) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of one hundred eighty (180) days or less issued by a corporation (except an Affiliate of any Borrower or Guarantor) organized under the laws of any state of the United States of America or the District of Columbia and rated at least A-2 by Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-2 by Moody's Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one hundred eighty (180) days or less from the date of acquisition; PROVIDED, THAT, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through
(e) above.

      1.33 "CASS" shall mean the Cargo Accounts Settlement System developed by IATA (as hereinafter defined) with respect to cargo sales reporting and accounts settlement.

      1.34 "Certificated Air Carrier" shall mean, as to any Person, an air carrier holding a certificate issued by the FAA pursuant to Section 44705 of Title 49 of the United States Code or any other Federal Aviation Laws.

      1.35 "Change of Control" shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Borrowers and Guarantors, taken as a whole, to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than as permitted in
Section 9.7 hereof; (b) the liquidation or dissolution of Atlas Holdings or the adoption of a plan by the stockholders of Atlas Holdings relating to the dissolution or liquidation of Atlas Holdings; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding Voting Stock of Atlas Holdings or the Board of Directors of Atlas Holdings; (d) during any period of twelve (12) consecutive months, individuals who at the beginning of such period constituted the Board of Directors of Atlas Holdings (together with any new directors whose nomination for election by the stockholders of Atlas Holdings, as the case may be, was approved by a vote of at least fifty-one (51%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Atlas Holdings then still in office; or (e) the failure of Atlas Holdings to own directly or indirectly one hundred (100%) percent of the voting power of the total outstanding Voting Stock of each Borrower and each other Guarantor (other than directors' qualifying shares).

      1.36 "Chapter 11 Cases" shall mean the Chapter 11 Cases of Chapter 11 Debtors under the Bankruptcy Code referred to as In re Atlas Air Worldwide Holdings, Inc., et al., Case Nos. 04-10792-BKC-RAM through 04-10796-BKC-RAM, Jointly Administered under Case No. 04- 10792-BKC-RAM, which were pending in the Bankruptcy Court.

      1.37 "Chapter 11 Debtors" shall mean, collectively, Atlas Air, Inc., as debtor and debtor-in-possession, Polar Air Cargo, Inc., as debtor and debtor-in-possession, Atlas Worldwide Holdings, Inc., as debtor and debtor-in-possession, Airline Acquisition Corp. I, as debtor-in-possession and Atlas Worldwide Aviation Logistics, Inc., as debtor and debtor-in-possession; each sometimes being referred to hereinafter individually as a "Chapter 11 Debtor".

      1.38 "Clearing Bank" shall mean Citibank, N.A., a national banking association, together with its successors and assigns, or such other bank as shall perform the clearing and settlement function for CNS and/or CASS pursuant to the Clearinghouse Agreements or interclearance functions with IATA or its members.

      1.39 "Clearinghouse Agreements" shall mean, collectively, the agreements of Polar with each of CNS and IATA related to the collection, clearing, settlement and payment of funds, including utilizing CASS, with respect to sales of transportation services for which air carrier members or associate member air carriers have provided inter-airline transportation services, and any other agreements and documents related to the foregoing; each sometimes being referred to herein individually as a "Clearinghouse Agreement".

      1.40 "CNS" shall mean Cargo Network Services Corporation, a Delaware corporation, together with its successors and assigns.

      1.41 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

      1.42 "Collateral" shall have the meaning set forth in Section 5 hereof.

      1.43 "Collateral Access Agreement" shall mean an agreement in writing, in form and substance satisfactory to Agent, from any lessor of premises to any Borrower or Guarantor, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

      1.44 "Commitment" shall mean, at any time, as to each Lender, the principal amount set forth below such Lender's signature on the signatures PAGEs hereto designated as the Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as "Commitments".

      1.45 "Confirmation Order" shall mean the Order and Judgment Confirming the Final Modified Second Amended Joint Plan of Reorganization of Chapter 11 Debtors issued by the Bankruptcy Court and entered on July 16, 2004 in the Chapter 11 Cases.

      1.46 "Congress" shall mean Congress Financial Corporation, a Delaware corporation, in its individual capacity, and its successors and assigns.

      1.47 "Consolidated Net Income" shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary and/or one time or unusual and non-recurring gains or any non-cash losses) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and, without duplication, after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; PROVIDED, THAT, (a) the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person's assets are acquired by such Person or by its Subsidiaries shall be excluded; and (c) the net income (if positive) of any Subsidiary (other than a Borrower or an Obligor) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary shall be excluded. For the purposes of this definition, net income excludes any gain or non-cash loss, together with any related Provision for Taxes for such gain or non-cash loss, realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof to such Person.

      1.48 "Credit Facility" shall mean the Loans and Letter of Credit Accommodations provided to or for the benefit of any Borrower pursuant to Sections 2.1 and 2.2 hereof.

      1.49 "Default" shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

      1.50 "Defaulting Lender" shall have the meaning set forth in Section 6.10(d) hereof.

      1.51 "Deposit Account Control Agreement" shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, any Borrower or Guarantor with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by such Borrower or Guarantor and has such other terms and conditions as Agent may reasonably require.

      1.52 "Domestic Account" shall mean an Account with respect to which Agent determines that either (a) the billing office of the account debtor with respect thereto is located in the United States of America and such account debtor otherwise has its chief executive office or equivalent in the United States of America or (b) the billing office of the account debtor with respect thereto is located in Canada and such account debtor otherwise has its chief executive office or equivalent in Canada.

      1.53 "Domestic Cash Reserve" shall mean cash or Cash Equivalents maintained by Borrowers and Guarantors in one or more investment accounts, depository accounts or other accounts at banks or other financial or depository institutions located in the United States of America and in an amount not to exceed at any time the aggregate sum of $50,000,000.

      1.54 "Domestic Slot" shall mean the rights and operational authority of any Borrower and, if applicable, any Guarantor, now held or hereafter acquired, to conduct an Instrumental Flight Rule (as defined under FAA regulations) take-off or landing operation, as allocated pursuant to 14 C.F.R. Part 93, Subpart S, during a specific hour or half-hour period at a specific High Density Traffic Airport (as defined under FAA regulations), excluding such rights and operational authority provided on a non-allocated basis for the conduct of international operations pursuant to 14 C.F.R. 93.217.

      1.55 "DOT" shall mean the United States Department of Transportation and any successor or replacement governmental department, agency or other entity having the same or similar authority and responsibility.

      1.56 "EBITDAR" shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person and its Subsidiaries for such period (without giving effect to extraordinary or non-recurring gains or extraordinary or non-recurring non-cash charges), PLUS
(b) depreciation, amortization, rent and other non-cash charges (including, but not limited to, imputed interest, deferred compensation, the actual restructuring, relocation and reorganization costs incurred through December 31, 2004 in connection with the Reorganization Plan, together with any additional restructuring, relocation and reorganization costs not to exceed $15,000,000 in the aggregate on a cumulative basis incurred from and after December 31, 2004 (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, PLUS (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), PLUS (d) the Provision for Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person).

      1.57 "EETC Aircraft" shall mean, collectively, nine (9) Boeing 747-400 freighter aircraft (including the engines attached thereto) bearing U.S. registration numbers N408MC, N492MC, N493MC, N496MC, N497MC, N498MC, N499MC, N409MC and N412MC and (ii) three (3) Boeing 747-400 freighter aircraft (including the engines attached thereto) bearing registration numbers U.K. registration marks G-GSSA (formerly bearing U.S. registration mark N495MC), G-GSSB (formerly bearing U.S. registration mark N491MC), and G-GSSC (formerly bearing U.S. registration mark N494MC).

      1.58 "EETC Certificates" shall mean, collectively, the 1998 Class A Certificates, the 1999 Class A Certificates and the 2000 Class A Certificates, each as defined in the Reorganization Plan.

      1.59 "EETC Certificate Holders" shall mean, collectively, the Persons who beneficially hold through The Depository Trust Company, the EETC Certificates, together with their respective successors and assigns; each sometimes being referred to herein individually as an "EETC Certificate Holder".

      1.60 "EETC Documents" shall mean, collectively, the following: (a) the EETC Lease Agreements; (b) the EETC Trust Indentures; (c) the EETC Restructure Agreements, (d) the EETC Security Agreements and (e) the other principal agreements, documents and instruments executed or delivered in connection with or related to the foregoing; each sometimes being referred to herein individually as an "EETC Document".

      1.61 "EETC Effective Date" shall mean the date upon which all of the conditions precedent to the effectiveness of the amendments to certain of the EETC Documents (as set forth in the EETC Restructure Agreements) shall have occurred and the EETC Intercreditor Agreement shall have become a valid, binding and enforceable agreement in accordance with its terms.

      1.62 "EETC Intercreditor Agreement" shall mean an Intelcreditor and Subordination Agreement in the form of Exhibit G attached hereto, duly authorized, executed and delivered to Agent by the Owner Trustees (as such term is defined in the Reorganization Plan) and each Indenture Trustee (as such term is defined in the Reorganization Plan) in respect of the EETC Transactions.

      1.63 "EETC Lease Agreements" shall mean the lease agreements, executed in connection with the EETC Transactions, to which Atlas Air is a party as lessee, in each case as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced; each sometimes being referred to herein individually as an "EETC Lease Agreement".

      1.64 "EETC Restructure Agreements" shall mean the Restructure Agreements, dated as of July 27, 2004 and effective as of the EETC Effective Date, by and among Atlas Air, the EETC Trustee and Wells Fargo Bank Northwest N.A., in its capacity as the Owner Trustee (as defined in the Reorganization Plan), pursuant to which certain of the EETC Documents have been amended, in each case as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced; each sometimes being referred to herein individually as an "EETC Restructure Agreement".

      1.65 "EETC Security Agreements" shall mean, collectively, each Security Agreement between Atlas Air, as debtor and EETC Owner Trustees, as secured parties, with respect to the grant by Atlas Air in favor of the EETC Trustee in connection with the EETC Transactions, in each case as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced; each sometimes being referred to herein individually as an "EETC Security Agreement".

      1.66 "EETC Transactions" shall mean, collectively, the enhanced equipment trust certificate financing transactions consummated by Atlas in 1998, 1999 and 2000 and pursuant to which the EETC Aircraft are leased or financed, as further defined in the Reorganization Plan.

      1.67 "EETC Trustee" shall mean Wilmington Trust Company, in its capacity as Pass Through Trustee with respect to the EETC Transactions and evidenced by the EETC Documents, together with its successors and assigns in such capacity.

      1.68 "EETC Trust Indentures" shall mean, collectively, each Trust Indenture and Mortgage executed by Atlas Air, as mortgagor, in favor of the EETC Trustee, as mortgagee, in connection with the EETC Transactions, in each case as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced; each sometimes being referred to herein individually as an "EETC Trust Indenture".

      1.69 "Effective Date" shall mean a date after July 27,2004 (when the Confirmation Order became a Final Order) on which all of the conditions precedent to the effectiveness of the Reorganization Plan shall have been satisfied as determined by Agent in good faith, or with the consent of Agent, waived in accordance with the terms thereof.

      1.70 "Eligible Accounts" shall mean Accounts constituting Collateral created by a Borrower which are and continue to be acceptable to Agent based on the criteria set forth below and which consist, in the case of Accounts created by Polar, of Accounts arising from the rendition of any charter or scheduled cargo transportation services and which consist, in the case of Accounts of Atlas, of Accounts arising under an ACMI Contract. In general, without limitation upon the preceding sentence, such Accounts shall be Eligible Accounts if:

      (a) such Accounts arise from the actual and BONA FIDE rendition of services by such Borrower consisting (i) of the leasing of Aircraft and related assets and rights pursuant to ACMI contracts or (ii) of air transportation of cargo, including mail, in each case in the ordinary course of such Borrower's business and which transactions are completed in accordance with the terms and provisions contained in any documents related thereto including the applicable Clearinghouse Agreements;

      (b) such Accounts are not unpaid more than ninety (90) days after the date of the original invoice for them or more than sixty (60) days after the due date for them;

      (c) such Accounts comply with the terms and conditions contained in
Section 7.2(b) of this Agreement;

      (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

      (e) such Accounts do not consist of (i) progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower's satisfactory completion of any further performance under the agreement giving rise thereto), (ii) bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice, or (iii) advance billings (including, in the case of any Accounts arising under an ACMI Contract, payments due for lease periods that have not yet transpired);

      (f) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and is not owed or does not claim to be owed any amounts that may give rise to any right of setoff or recoupment against such Accounts including, with respect to any ACMI Contract, any entitlement by such account debtor with respect thereto to prospective performance by a Borrower or Guarantor (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

      (g) if such Accounts are Accounts of Polar, notwithstanding anything to the contrary set forth herein, (i) the rendition of air transportation services is evidenced by bills of lading, exchange orders or other applicable cargo transportation documents covering such transportation as completed by Polar and, if settled under Clearinghouse Agreements, settled and cleared through CNS or IATA, which transportation documents have been separated into batches and submitted to and received by CNS or CASS in accordance with the requirements and procedures set forth in the Clearinghouse Agreements and identified in the form of the Recap

Sheet required to be delivered to Agent pursuant to Section 7.1 hereof, (ii) if settled under Clearinghouse Agreements any applicable Cargo Agent with respect thereto has (A) been duly appointed to act as an agent on behalf of Polar for the promotion and sale to the general public of international air cargo transportation within the country of origin of the shipment giving rise to such Account under the terms of a Cargo Agency Agreement substantially in the form of the agreement included as Resolution 801(a)(ii) of the Cargo Agency Conference Resolutions Manual, 25th edition, effective October 1, 2002, issued by IATA, (B) no notice of irregularity has been issued in respect of the Cargo Agent obligated on such Account and (C) such Cargo Agent is not in default under the Cargo Agency Agreement by which it is bound and is in compliance with all rules and procedures of CASS applicable to such Cargo Agent, (iii) without limitation, upon any other provision hereof, such Accounts are not unpaid after the date of the bi-monthly settlement next following the date the applicable transportation service has been completed, as provided in the applicable Clearinghouse Agreements and (iv) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts or the Clearing Bank which might result in any material adverse change in any such account debtor's financial condition or the ability of CNS or CASS, as applicable, to effectuate timely settlement and payment to Polar with respect thereto;

      (h) if such Accounts are Accounts arising under an ACMI Contract, the applicable ACMI Contract shall have been pledged to Agent in accordance with
Section 5.2(b) hereof in a manner satisfactory to Agent;

      (i) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

      (j) such Accounts are subject to the first priority, valid and perfected security interest of Agent, for itself and the benefit of Lenders, under the laws of the United States of America, its states and political subdivisions, and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent;

      (k) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower or Guarantor;

      (l) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any state, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any state, political subdivision, department, agency or instrumentality thereof, upon Agent's request, the Federal Assignment of Claims Act of 1940, as amended or any similar state or local law, if applicable, has been complied with in a manner satisfactory to Agent; PROVIDED, HOWEVER, that at any time or times that Excess Availability equals or exceeds $20,000,000 (assuming that the determination of Excess Availability only for purposes of this clause 1.70(1) includes all otherwise Eligible Accounts as to which the account debtor is the United States of America or any state, political subdivision, department, agency or instrumentality thereof (collectively, "US

Government Accounts") to the extent that such US Government Accounts do not constitute more than fifty (50%) percent of all Eligible Accounts for purposes of this clause 1.70(1), and no Default or Event of Default exists or has occurred and is continuing, Agent shall not request or require that Borrowers comply with the Federal Assignment of Claims Act of 1940 with respect to Accounts which satisfy all of the other eligibility criteria set forth in this definition and as to which the account debtor is the United States of America, any state, political subdivision, department, agency or instrumentality thereof;

      (m) without limitation upon subsection 1.70(g)(iv) above, there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor's financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

      (n) the aggregate amount of such Accounts owing by a single account debtor do not constitute twenty-five (25%) percent of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

      (o) such Accounts are not owed by an account debtor who has Accounts unpaid more than ninety (90) days after the original invoice date for them or more than sixty (60) days after the due date for them which constitute more than fifty (50%) percent of the total Accounts then owed by such account debtor;

      (p) the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such state of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

      (q) such Accounts are owed by account debtors whose total indebtedness to such Borrower does not exceed the credit limit with respect to such account debtors as determined by such Borrower from time to time, to the extent such credit limit as to any account debtor is established consistent with the current practices of such Borrower as of the date hereof and such credit limit is acceptable to Agent (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and

      (r) such Accounts are owed by account debtors deemed creditworthy at all times by Agent in good faith.

In general, criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or
(ii) which adversely affects or could reasonably be expected to adversely affect in any manner the Accounts or the security interest therein of Agent, for itself and the benefit of Lenders, in the good faith determination of Agent. Any Accounts constituting Collateral that are not Eligible Accounts shall nevertheless be part of the Collateral.

      1.71 "Eligible Domestic Accounts" shall mean Domestic Accounts that are in all other respects Eligible Accounts as determined by Agent. Without limiting the generality of the foregoing, with respect to Domestic Accounts that Agent determines in good faith that the validity, perfection, priority or enforcement of Agent's security interest in such Account shall be governed by the laws of Canada, then at any time, promptly upon Agent's request, the Borrower to which such Domestic Account is owed or owing shall satisfy the following conditions as determined by Agent:

            (A) if requested by Agent, Agent shall have received an original of a Deposit Account Control Agreement with respect to the deposit accounts of such Borrower maintained in such Province of Canada on terms and conditions acceptable to Agent, duly executed and delivered by such Borrower and such depository bank;

            (B) Agent shall have received, in form and substance satisfactory to Agent, the originals of all Financing Agreements that Agent determines in its good faith judgment is necessary to perfect and enforce its security interest or lien upon such Domestic Account under the applicable laws of Canada, duly executed and delivered by such Borrower;

            (C) Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent has valid perfected and first priority security interests in and liens upon any such Domestic Accounts under the applicable laws of Canada, subject only to the security interests and liens (if any) permitted herein; and

            (D) at Agent's request, such Borrower shall deliver to Agent, in form and substance satisfactory to Agent, evidence of the subsistence of corporate authorizing resolutions and an opinion of counsel to such Borrower with respect to the Financing Agreements and the transactions contemplated thereby, and such other matters as Agent shall reasonably require.

      1.72 "Eligible Foreign Accounts" shall mean Foreign Accounts with respect to which the billing office of the account debtor with respect thereto is located in a country other than a Preferred Foreign Jurisdiction, the United States of America or Canada (each such country herein referred to as a "Non-Preferred Foreign Jurisdiction") and such account debtor otherwise has its chief executive office or equivalent located in a Non-Preferred Foreign Jurisdiction, but shall in all events be Accounts with respect to which the validity, perfection, priority and enforcement of Agent's security interest in such Accounts shall be governed by the laws of a Non-Preferred Foreign Jurisdiction, as determined by Agent in good faith and which are in all respects Eligible Accounts except that Agent's security interest in such Accounts shall not be required to be valid, perfected and/or enforceable under the laws of such Non-Preferred Foreign Jurisdiction.

      1.73 "Eligible Preferred Foreign Accounts" shall mean Foreign Accounts with respect to which the billing office of the account debtor with respect thereto is located in a country that is a Preferred Foreign Jurisdiction, and such account debtor otherwise has its chief executive office or equivalent located in a country that is a Preferred Foreign Jurisdiction, but shall in all events be an Account with respect to which the validity, perfection, priority and enforcement of Agent's security interest in such Account shall be governed by the laws of a Preferred Foreign Jurisdiction as determined by Agent in good faith and are in all respects Eligible Accounts.

      1.74 "Eligible Transferee" shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent; and (d) any other commercial bank, financial institution or "accredited investor" (as defined in Regulation D under the Securities Act of 1933) approved by Agent; PROVIDED, THAT, (i) neither any Borrower nor any Guarantor or any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee and (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except as Agent may otherwise specifically agree.

      1.75 "Engines" shall mean goods of a Borrower or Guarantor consisting of aircraft engines having the equivalent of 750 or more rated take off shaft horsepower and that are owned by a Borrower or Guarantor and used in connection with the operation of its Aircraft, whether now owned or hereafter acquired and wherever located.

      1.76 "Engine Security Agreement" shall mean the Aircraft Engines Security Agreement, dated of even date herewith, duly executed and delivered by Borrowers and Guarantors, as debtors, granting to Agent, as secured party for itself and the benefit of Lenders, a lien upon and security interest in certain of the Engines, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

      1.77 "Environmental Laws" shall mean all foreign, federal, state and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the

Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and
(iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

      1.78 "Equipment" shall mean, as to each Borrower and Guarantor, all of such Borrower's and Guarantor's now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), Aircraft, Engines, flight simulators, Spare Parts, vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

      1.79 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

      1.80 "ERISA Affiliate" shall mean any person required to be aggregated with any Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

      1.81 "ERISA Event" shall mean (a) any "reportable event", as defined in
Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or
Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a "prohibited transaction" with respect to which any Borrower, Guarantor or any of its or their respective Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which any Borrower, Guarantor or any of its or their respective Subsidiaries could otherwise be liable; (f) a complete or partial withdrawal by any Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, Guarantor or any ERISA Affiliate in excess of $250,000 and (j) any other event or condition with respect to a Plan including any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Borrower in excess of $250,000.

      1.82 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-thousandth (1/1000th) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by a Borrower or Administrative Borrower on behalf of such Borrower and approved by Agent) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to such Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by or on behalf of a Borrower.

      1.83 "Eurodollar Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

      1.84 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

      1.85 "Excess Availability" shall mean the amount, as determined by Agent in good faith, calculated at any date, equal to: (a) the amount of Qualified Cash of Borrowers and Guarantors, PLUS (b) the lesser of: (i) the Borrowing Base and (ii) the Maximum Credit (in each case under (i) or (ii) after giving effect to any Reserves other than any Reserves in respect of Letter of Credit Accommodations), MINUS (c) the sum of: (i) the amount of all then outstanding and unpaid Obligations of Borrowers (but not including for this purpose Obligations of such Borrower arising pursuant to any guarantees in favor of Agent and Lenders of the Obligations of any other Borrowers or any outstanding Letter of Credit Accommodations), PLUS (ii) the amount of all Reserves then established in respect of Letter of Credit Accommodations, PLUS (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrowers which are outstanding more than forty-five (45) days past the due date for them as of such time based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by a Borrower in good faith), PLUS (iv) without duplication, the amount of checks issued by Borrowers and Atlas Holding to pay trade payables and other obligations which are more than forty-five (45) days past the due date for them as of such time based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by a Borrower or any Guarantor in good faith or which are subject to extended payment terms as of the date hereof as disclosed by Borrowers to Agent in writing), but not yet sent.

      1.86 "Exchange Act" shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

      1.87 "Excluded Property" shall have the meaning set forth in Section
5.1(b).

      1.88 "Existing Aircraft Financings" shall mean, collectively, the financing arrangements other than the EETC Transactions and the transactions under the Aircraft Credit Facility Agreement, of certain of Borrowers, Guarantors and/or their affiliates with respect to the acquisition by them of rights in and to Aircraft and related Equipment, including pursuant to Capital Leases, as more fully described on Schedule 1.88 hereto and pursuant to the agreements, documents and instruments listed on such Schedule, in each case as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced; each sometimes being referred to herein individually as an "Existing Aircraft Financing".

      1.89 "Existing Letters of Credit" shall mean, collectively, the letters of credit issued for the account of a Borrower or a Guarantor or for which such Borrower or Guarantor is otherwise liable listed on Schedule 1.89 to the Information Certificate, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

      1.90 "FAA" shall mean the Federal Aviation Administration of the DOT, and any successor or replacement administration, governmental agency or other entity having the same or similar authority and responsibility.

      1.91 "Federal Aviation Laws" shall mean Title 49 of the United States Code, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations, directives, special directives and interpretations thereunder or related thereto.

      1.92 "Fee Letter" shall mean the letter agreement, dated of even date herewith, by and among Borrowers, Guarantors and Agent, setting forth certain fees payable by Borrowers to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

      1.93 "Fifth Freedom Rights" shall mean the operational right and authority (including "behind/beyond rights") to enplane either passenger traffic and/or cargo or both, including mail, in a foreign country and deplane it in another foreign country.

      1.94 "Final Order" shall mean an order (a) that has been duly entered by the Bankruptcy Court, (b) that has not been modified, vacated, reversed, revoked, rescinded, stayed, or appealed from, (c) with respect to which no petition, application or motion for reversal, stay or modification thereof or for a writ of certiorari with respect thereto has been filed or granted, and (d) as to which the applicable time period in which to appeal, petition for certiorari, or move for reargument or rehearing has expired.

      1.95 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements (including the Aircraft Security Agreement, Engine Security Agreement, Spare Parts Agreement and Slots Agreement), deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Obligor in connection with this Agreement, as the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced; PROVIDED, THAT, in no event shall any Financing Agreement be deemed to include any Interest Rate Protection Agreement.

      1.96 "Foreign Account" shall mean an Account with respect to which Agent determines the billing office of the account debtor with respect thereto is located in a country other than the United States of America or Canada and such account debtor otherwise has its chief executive office or equivalent located in a country other than the United States of America or Canada.

      1.97 "Foreign Aviation Authorities" means any foreign governmental, regulatory or public entity, or other agency or agencies or quasi-governmental corporate entity which exercises jurisdiction over the issuance or authorization to serve any foreign point on any of the Routes and/or operations related to any of the Routes or the Foreign Slots.

      1.98 "Foreign Cash Reserve" shall mean cash or Cash Equivalents maintained by Borrowers and Guarantors in one or more investment accounts, depository accounts or other accounts at banks or other financial or depository institutions located outside the United States of America and in an amount not to exceed at any time the aggregate sum of $12,500,000.

      1.99 "Foreign Slot" shall mean the rights and operational authority, of any Borrower and, if applicable, any Guarantor, now held or hereafter acquired, to conduct take-off or landing operations during a specific hour or other time period at the New Tokyo Narita International Airport located in Narita, Japan, as necessary to operate a Route, and at any other airport not located in the United States of America for which any Borrower or, if applicable, any Guarantor, holds or hereafter acquires such rights and operational authority for a period of not less than twelve (12) consecutive months, excluding the two slots held by Federal Express Corporation that are on loan to Polar on a temporary and fully-revocable basis.

      1.100 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.17 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof.

      1.101 "Governmental Authority" shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      1.102 "Guarantors" shall have the meaning set forth in the preamble hereto; each sometimes being referred to herein individually as a "Guarantor".

      1.103 "GSS" shall mean Global Supply Systems Limited, a private company organized under the laws of England and Wales, and its successors and assigns.

      1.104 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

      1.105 "IATA" shall mean the International Air Transportation Association, together with its successors and assigns, or such other replacement trade association or other Person performing the same or similar functions with respect to the airline industry.

      1.106 "Inactive Subsidiaries" shall mean, collectively, Airline Acquisition Corp II, a Delaware corporation, Airline Acquisition Corp III, a Delaware corporation, Atlas Air Global Services, Inc., a Delaware corporation, Atlas Worldwide Aviation Logistics, Inc., a Florida corporation, and Liege Global Cargo (Sales Co), a private company organized under the laws of Belgium, each sometimes being referred to herein individually as an "Inactive Subsidiary".

      1.107 "Indebtedness" shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition;
(e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker's acceptances, drafts or similar documents or instruments issued for such Person's account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; and (j) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

      1.108 "Information Certificate" shall mean the Information Certificate of Borrowers and Guarantors constituting Exhibit C hereto containing material information with respect to Borrowers and Guarantors, their respective businesses and assets provided by or on behalf of Borrowers and Guarantors to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

      1.109 "Intellectual Property" shall mean, as to each Borrower and Guarantor, such Borrower's and Guarantor's now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower's or Guarantor's use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

      1.110 "Interest Expense" shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts and bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker's acceptances or similar instruments.

      1.111 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as any Borrower (or Administrative Borrower on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; PROVIDED, THAT, such Borrower (or Administrative Borrower on behalf of such Borrower) may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

      1.112 "Interest Rate" shall mean,

         (a) Subject to clauses (b) and (c) of this definition below:

            (i) as to Prime Rate Loans, a rate equal to one quarter of one (1/4%) percent per annum in excess of the Prime Rate,

            (ii) as to Eurodollar Rate Loans, a rate equal to two and one quarter (2 1/4%) percent per annum in excess of the Adjusted Eurodollar Rate (in each case, based on the Eurodollar Rate applicable for the Interest Period selected by a Borrower, or by Administrative Borrower on behalf of such Borrower, as in effect three (3) Business Days after the date of receipt by Agent of the request of or on behalf of such Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to any Borrower or Guarantor).

         (b) Subject to clause (c) of this definition below, effective as of the first (1st) day of the second calendar month after the date hereof, the Interest Rate payable by each Borrower shall be increased or decreased, as the case may be, (i) as to Prime Rate Loans, to the rate equal to the Applicable Margin for Prime Rate Loans on a per annum basis plus the Prime Rate, and (ii) as to Eurodollar Rate Loans, to the rate equal to the Applicable Margin for Eurodollar Rate Loans on a per annum basis in excess of the Adjusted Eurodollar Rate.

         (c) Notwithstanding anything to the contrary contained in clauses (a) and (b) of this definition, the Applicable Margin otherwise used to calculate the Interest Rate for Prime Rate Loans and Eurodollar Rate Loans shall be the otherwise applicable percentage set forth in the definition of the term Applicable Margin for each category of Loans, PLUS two (2%) percent per annum, at Agent's option, (i) for the period (A) from and after the effective date of termination or non-renewal hereof until Agent and Lenders have received full and final payment of all outstanding and unpaid Obligations which are not contingent and cash collateral or letter of credit, as Agent may specify, in the amounts and on the terms required under Section 13.1 hereof for contingent Obligations (notwithstanding entry of a judgment against any Borrower or Guarantor) and (B) from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing and (ii) on Loans to a Borrower at any time outstanding in excess of the Borrowing Base of such Borrower (whether or not such excess(es) arise or are made with or without the knowledge or consent of Agent or any Lender and whether made before or after an Event of Default).

      1.113 "Interest Rate Protection Agreements" shall mean, collectively, any agreements between any Borrower or Guarantor and any Affiliate of Agent or any other financial institution reasonably acceptable to Agent that is a rate swap agreement, basis swap, forward rate agreement, commodity swap, fuel hedging agreement or derivative, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations, commodity prices or aviation fuel prices; sometimes being referred to herein individually as an "Interest Rate Protection Agreement".

      1.114 "Inventory" shall mean, as to each Borrower and Guarantor, all of such Borrower's and Guarantor's now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower or Guarantor for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

      1.115 "Investment Property Control Agreement" shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower or Guarantor acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent, and has such other terms and conditions as Agent may require.

      1.116 "Lenders" shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a "Lender".

      1.117 "Letter of Credit Accommodations" shall mean, collectively, the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Agent or any Lender for the account of any Borrower or Obligor or (b) with respect to which Agent or Lenders have agreed to indemnify the issuer or guaranteed to the issuer the performance by any Borrower or Obligor of its obligations to such issuer; sometimes being referred to herein individually as "Letter of Credit Accommodation".

      1.118 "License Agreements" shall have the meaning set forth in Section
8.14 hereof.

      1.119 "Loan Limit" shall mean, as to each Borrower, at any time, the amount equal to the Maximum Credit minus the then outstanding principal amount of the Loans and Letter of Credit Accommodations provided to the other Borrower.

      1.120 "Loans" shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

      1.121 "Material Adverse Effect" shall mean a material adverse effect on
(a) the financial condition, business, performance or operations of Borrowers and Guarantors (taken as a whole); (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral; (d) the Collateral or its value; (e) the ability of Borrowers and Guarantors (taken as a whole) to repay the Obligations or to perform their obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (f) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent and Lenders under this Agreement or any of the other Financing Agreements.

      1.122 "Material Contract" shall mean (a) the contracts and agreements listed on Schedule 1.122 hereto, as each now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced and (b) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower or Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

      1.123 "Maximum Credit" shall mean the amount of $60,000,000, subject to reduction in accordance with Section 2.5 hereof.

      1.124 "Monthly Average Excess Availability" shall mean, at any time, the average of the aggregate amount of the Excess Availability of Borrowers during the immediately preceding calendar month as calculated by Agent in good faith based on the information received by Agent as set forth in any applicable Borrowing Base Certificate delivered to Agent, or otherwise, with respect to the components of the Borrowing Base during such month.

      1.125 "Multiemployer Plan" shall mean a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any ERISA Affiliate.

      1.126 "Net Cash Proceeds" shall mean, with respect to any sale or other disposition of assets permitted under Section 9.7(b), the aggregate amount of cash received from time to time by a Borrower or Guarantor in connection with such sale or other disposition after deducting therefrom only (a) legal fees, finder's fees and other similar fees and other commissions and direct marketing costs, (b) the amounts paid from cash proceeds at the time of the sale or other disposition thereof in respect of Indebtedness (other than the Obligations) secured by a security interest permitted under Section 9.8 hereof on the assets subject to such sale or other disposition and (c) the amount of income taxes reasonably estimated to be actually payable by such Borrower or Guarantor (or the direct or indirect equity holders of such Borrower or Guarantor) in connection with or as a result of such sale or other disposition.

      1.127 "Obligations" shall mean (a) any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers and Guarantors to Agent or any Lender or any of Agent's or such Lender's Affiliates and arising under this Agreement or any other Financing Agreements, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case and including loans, interest, fees, charges and expenses related thereto and all other obligations of any Borrower or its successors to Agent or any Lender under this Agreement, the Loan Agreement or any other Financing Agreement arising after the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.4 hereof, all obligations of Borrowers or Guarantors to a Lender or an Affiliate of a Lender, or another financial institution acceptable to Agent, arising under or pursuant to an Interest Rate Protection Agreement in each case acceptable to Agent; PROVIDED, THAT, upon Agent's request, Agent shall have entered into an agreement, in form and substance satisfactory to Agent, with such Lender, Affiliate or other Person that is a counterparty to such Interest Rate Protection Agreement, as acknowledged and agreed to by Borrowers and Guarantors, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Lender, Affiliate or other Person, as the case may be, in connection with such arrangements. In no event shall the party to such Interest Rate Protection Agreement to whom such obligations are owed be deemed a Lender for purposes hereof to the extent of and as to such obligations other than for purposes of Section 5.1 hereof and other than for purposes of Sections 12.1, 12.2, 12.3(b), 12.5, 12.6, 12.7 and 12.12 hereof.

      1.128 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (including, without limitation, Guarantors), other than Borrowers.

      1.129 "Participant" shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of Section
13.7 of this Agreement governing participations.

      1.130 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

      1.131 "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.

      1.132 "Preferred Foreign Jurisdictions" shall mean (i) for the first one-hundred eighty (180) days after the date hereof, those foreign countries described on Exhibit E hereto, and (ii) any other foreign countries (other than Canada) as to which each of the following conditions shall have been satisfied (including, without limitation, any of the foreign countries described on Exhibit E hereto at any time after the date that is one hundred-eighty (180) days after the date hereof), as determined by Agent in good faith:

         (a) Agent shall have received, in form and substance satisfactory to Agent, the originals of all Financing Agreements that Agent determines are necessary to perfect and enforce its security interest and lien in any such Foreign Account, duly executed and delivered by Borrowers or Guarantors as the case may be;

         (b) Agent shall have received, in form and substance satisfactory to Agent, evidence that (i) Agent has a valid, perfected and first priority security interests in and liens (or equivalent, in the determination of Agent, pledge, charge, lien or assignment) upon any such Foreign Accounts, subject only to the security interests and liens (if any) permitted herein;

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         (c) if requested by Agent, Agent shall have received an original of a
Deposit Account Control Agreement with respect to the deposit accounts of such Borrower maintained in such foreign country on terms and conditions acceptable to Agent, duly executed and delivered by such Borrower and such depository bank; and

         (d) Borrowers shall deliver to Agent, in form and substance satisfactory to Agent, evidence of the subsistence of corporate authorizing resolutions and an opinion of counsel to Borrowers with respect to the Financing Agreements and the transactions contemplated thereby, and such other matters as Agent shall reasonably require.

      1.133 "Prime Rate" shall mean the rate from time to time publicly announced by Wachovia Bank, National Association, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

      1.134 "Prime Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

      1.135 "Pro Rata Share" shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender's Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of
Section 13.7 hereof; PROVIDED, THAT, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender's Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Accommodations.

      1.136 "Provision for Taxes" shall mean an amount equal to all taxes imposed on or measured by net income, whether federal, state, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

      1.137 "Qualified Cash" shall mean unrestricted cash or Cash Equivalents of Borrowers and Guarantors in deposit or securities accounts maintained by a bank or securities intermediary located in the United States of America, which accounts are subject to Deposit Account Control Agreements or Investment Property Control Agreements, as applicable, and which cash or Cash Equivalents is otherwise available to Borrowers or Guarantors for working capital without condition or limitation.

      1.138 "Real Property" shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

      1.139 "Recap Sheet" shall have the meaning set forth in Section 7.1(b) hereof.

      1.140 "Receivables" shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts;
(b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor; (d)

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letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).

      1.141 "Records" shall mean, as to each Borrower and Guarantor, all of such Borrower's and Guarantor's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).

      1.142 "Reference Bank" shall mean Wachovia Bank, National Association, or such other bank as Agent may from time to time designate.

      1.143 "Refinancing Indebtedness" shall have the meaning set forth in
Section 9.9(1) hereof.

      1.144 "Register" shall have the meaning set forth in Section 13.7 hereof.

      1.145 "Renewal Date" shall the meaning set forth in Section 13.1 hereof.

      1.146 "Reorganization Plan" shall mean the Final Modified Second Amended Joint Plan of Reorganization of Debtors, dated July 14, 2004, approved by the Confirmation Order.

      1.147 "Required Lenders" shall mean, at any time, those Lenders whose Pro Rata Shares aggregate fifty-one (51%) percent or more of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom at least fifty-one (51%) percent of the then outstanding Obligations are owing.

      1.148 "Reserves" shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Loans and Letter of Credit Accommodations which would otherwise be available to any Borrower under the

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lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations, its value or the amount that might be received by Agent from the sale or other disposition or realization upon such Collateral, or (ii) the assets, business or prospects of Borrowers and Guarantors (taken as a whole) or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent's good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Obligor to Agent is or may have been incomplete, inaccurate or misleading or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may, at Agent's option, be established to reflect: dilution with respect to the Accounts or any category thereof (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of such Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent; or returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts; or sales, excise or similar taxes included in the amount of any Accounts reported to Agent; or amounts due or to become due to owners and lessors of premises where any Collateral is located, other than for those locations where Agent has received a Collateral Access Agreement that Agent has accepted in writing; (e) obligations (contingent or otherwise) of Borrowers or Guarantors to any Affiliate of Agent or a Lender or any other Person arising under or in connection with any Interest Rate Protection Agreement of any Borrower or Guarantor with such Affiliate or Person or as such Affiliate or Person may otherwise require in connection therewith to the extent that such obligations constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith. Agent shall not maintain a reserve in respect of an event, condition or other matter that had been the basis for a reserve, but which no longer exists or otherwise has been addressed in a manner satisfactory to Agent.

      1.149 "Routes" shall mean the commercial air routes for which any Borrower or, if applicable, any Guarantor, holds or hereafter acquires the requisite authority to operate pursuant to Federal Aviation Laws, including applicable designations pursuant to any transport agreement between the United States of America and a foreign government, frequencies, exemption and certificate authorities and Fifth Freedom Rights.

      1.150 "Secured Aircraft" shall mean, collectively: (a) the Boeing model 747-283B airframe bearing manufacturer's serial number 21575 and FAA registration number N921FT, together with the four (4) Pratt & Whitney model JT9D-70A aircraft engines related thereto, respectively bearing manufacturer's serial numbers 689167, 689169, 689184 and 689185, and (b) the Boeing model 747-100SF airframe bearing manufacturer's serial number 20109 and FAA registration number N858FT, together with the four (4) Pratt & Whitney model JT9D-7A aircraft engines related thereto, respectively bearing manufacturer's serial numbers 662476, 695757,

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

662642, and 662652, and any and all parts, aircraft manuals, records, logs and books related to any of the foregoing; each sometimes hereafter referred to individually as a "Secured Aircraft".

      1.151 "Slot" shall mean a Domestic Slot or a Foreign Slot.

      1.152 "Slots Agreement" shall mean a Slot, Airport Leasehold and Routes Pledge and Security Agreement, dated of even date herewith, duly executed and delivered by Borrowers and each applicable Guarantor, as pledgers, in favor of Agent, as pledgee for itself and the benefit of Lenders, with respect to certain rights of Borrowers and Guarantors with respect to Slots and Routes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

      1.153 "Solvent" shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

      1.154 "Spare Parts" shall mean goods of a Borrower or Guarantor consisting of (a) aircraft instruments, apparatus, parts, accessories, appliances, rotables, expendables, repairables, avionics, and other components and parts, which are owned or held by or on behalf of a Borrower or Guarantor in connection with the use, operation or maintenance of Aircraft, and (b) aircraft engines having less than 750 rated take off shaft horsepower) that are owned or held by or on behalf of a Borrower or Guarantor in connection with the use, operation or maintenance of Aircraft, in each case, whether now owned or hereafter acquired and wherever located.

      1.155 "Spare Parts Agreement" shall mean the Aircraft Spare Security Agreement, dated of even date herewith, duly executed and delivered by Borrowers and each applicable Guarantor, as debtors, granting to Agent, as secured party for itself and on behalf of Lenders, a lien upon and security interest in (a) aircraft engines having less than 750 rated take off shaft horsepower) that are owned or held by or on behalf of a Borrower or Grantor in connection with the use, operation or maintenance of Aircraft, and (b) Spare Parts of each Borrower and Guarantor, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

      1.156 "Special Agent Advances" shall have the meaning set forth in Section
12.11 hereof.

      1.157 "Subsidiary" or "subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority

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of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

      1.158 "Supporting Route Facilities" shall mean the Airport Leaseholds reasonably necessary to operate a flown Route.

      1.159 "Sweep Event" shall have the meaning set forth in Section 6.3(a) hereof.

      1.160 "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).

      1.161 "Use or Lose Rule" shall mean, with respect to Slots, the terms of 14 C.F.R. Section 93.227 or any successor provision with respect to Domestic Slots, and any corresponding rule of any Foreign Aviation Authority with respect to Foreign Slots.

      1.162 "Voting Stock" shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

SECTION 2. CREDIT FACILITIES

      2.1 LOANS.

         (a) Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of Loans to each Borrower from time to time in amounts requested by such Borrower (or Administrative Borrower on behalf of such Borrower) up to the aggregate amount outstanding for all Lenders at any time equal to the lesser of: (i) the Borrowing Base at such time or (ii) the Loan Limit of such Borrower at such time.

         (b) Except in Agent's discretion, with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit, (ii) the aggregate principal amount of Loans and Letter of Credit Accommodations outstanding at any time to Borrowers shall not exceed the Borrowing Base, (iii) the aggregate principal amount of Loans and Letter of Credit Accommodations outstanding at any time to a Borrower shall not exceed the Loan Limit

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of such Borrower and (iv) the aggregate amount of the outstanding Letter of
Credit Accommodations shall not exceed the sublimit set forth in Section 2.2(e) hereof.

         (c) In the event that the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding at any time exceeds the Maximum Credit, or the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding at any time to Borrowers exceeds the Borrowing Base, or the aggregate principal amount of Loans and Letter of Credit Accommodations outstanding at any time to a Borrower exceeds the Loan Limit of such Borrower, or the aggregate amount of the outstanding Letter of Credit Accommodations exceeds the sublimit for Letter of Credit Accommodations set forth in Section 2.2(e) hereof, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

      2.2 LETTER OF CREDIT ACCOMMODATIONS.

         (a) Subject to and upon the terms and conditions contained herein, at the request of a Borrower (or Administrative Borrower on behalf of such Borrower), Agent agrees, for the ratable risk of each Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations for the account of such Borrower containing terms and conditions acceptable to Agent and the issuer thereof. Any payments made by or on behalf of Agent or any Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations provided to or for the benefit of a Borrower shall constitute additional Loans to such Borrower pursuant to this Section 2 (or Special Agent Advances as the case may be).

         (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Agent, for the benefit of Lenders, a letter of credit fee at a rate equal to the Applicable Margin with respect to Eurodollar Rate Loans per annum, on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Agent may, and upon the written direction of Required Lenders shall, require Borrowers to pay to Agent for the benefit of Lenders such letter of credit fee, at a rate equal to two (2%) percent per annum in excess of the otherwise applicable rate on such daily outstanding balance for: (i) the period from and after the date of termination hereof until Agent and Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent. Such letter of credit fee shall be calculated on the basis of a three hundred sixty
(360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination of this Agreement.

         (c) The Borrower requesting such Letter of Credit Accommodation (or Administrative Borrower on behalf of such Borrower) shall give Agent two (2) Business Days' prior written notice of such Borrower's request for the issuance of a Letter of Credit Accommodation. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit Accommodation requested, the effective date (which date shall be a Business

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Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation. The Borrower requesting the Letter of Credit Accommodation (or Administrative Borrower on behalf of such Borrower) shall attach to such notice the proposed terms of the Letter of Credit Accommodation.

         (d) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent: (i) the Borrower requesting such Letter of Credit Accommodation (or Administrative Borrower on behalf of such Borrower) shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application, in form and substance satisfactory to such proposed issuer and Agent, for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Agent and such proposed issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation; and (iii) prior to giving effect to any Reserves with respect to such Letter of Credit Accommodations, on the date of the proposed issuance of any Letter of Credit Accommodations, Excess Availability shall be equal to or greater than an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Agent with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, a Reserve shall be established in the applicable amount set forth in Section 2.2(d)(iii).

         (e) Except in Agent's discretion, with the consent of all Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Lender in connection therewith shall not at any time exceed $10,000,000.

         (f) Borrowers and Guarantors shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or

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

willful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Each Borrower and Guarantor assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such Borrower's agent. Each Borrower and Guarantor assumes all risks for, and agrees to pay, all foreign, federal, state and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Each Borrower and Guarantor hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by any Borrower, Guarantor, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.

         (g) Each Borrower and Guarantor hereby irrevocably authorizes and directs any issuer of a Letter of Credit Accommodation to name such Borrower or Guarantor as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor. Nothing contained herein shall be deemed or construed to grant any Borrower or Guarantor any right or authority to pledge the credit of Agent or any Lender in any manner. Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Agent or any Lender unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrowers and Guarantors shall be bound by any reasonable interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower or Guarantor.

         (h) So long as no Event of Default exists or has occurred and is continuing, a Borrower may (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (iv) with Agent's consent, grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral.

         (i) At any time an Event of Default exists or has occurred and is continuing, Agent shall have the right and authority to, and Borrowers shall not, without the prior written consent of Agent, (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders,
(iv) grant any extensions of the maturity of, time of payments for, or time of presentation of, any drafts, acceptances, or documents, and (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Agent may take such actions either in its own name or in any Borrower's name.

         (j) Any rights, remedies, duties or obligations granted or undertaken by any Borrower or Guarantor to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by such Borrower or Guarantor to Agent for the ratable benefit of Lenders. Any duties or obligations undertaken by Agent to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent in favor of any issuer or correspondent to the extent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrowers and Guarantors to Agent for the ratable benefit of Lenders and to apply in all respects to Borrowers and Guarantors.

         (k) Immediately upon the issuance or amendment of any Letter of Credit Accommodation, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender's Pro Rata Share of the liability with respect to such Letter of Credit Accommodation (including, without limitation, all Obligations with respect thereto).

         (l) Each Borrower is irrevocably and unconditionally obligated, without presentment, demand or protest, to pay to Agent any amounts paid by an issuer of a Letter of Credit Accommodation with respect to such Letter of Credit Accommodation (whether through the borrowing of Loans in accordance with Section 2.2(a) or otherwise). In the event that any Borrower fails to pay Agent on the date of any payment under a Letter of Credit Accommodation in an amount equal to the amount of such payment, Agent (to the extent it has actual notice thereof) shall promptly notify each Lender of the unreimbursed amount of such payment and each Lender agrees, upon one (1) Business Day's notice, to fund to Agent the purchase of its participation in such Letter of Credit Accommodation in an amount equal to its Pro Rata Share of the unpaid amount. The obligation of each Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence is absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuance of any Event of Default, the failure to satisfy any other condition set forth in
Section 4 or any other event or circumstance. If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by any Borrower in respect of Loans that are Prime Rate Loans as set forth in Section 3.1 (a) hereof.

      2.3 COMMITMENTS. The aggregate amount of each Lender's Pro Rata Share of the Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender's Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

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      2.4 JOINT AND SEVERAL LIABILITY. Borrowers shall be jointly and severally liable for all amounts due to Agent and Lenders under this Agreement and the other Financing Agreements, regardless of which Borrower actually receives the Loans or Letter of Credit Accommodations hereunder or the amount of such Loans received or the manner in which Agent or any Lender accounts for such Loans, Letter of Credit Accommodations or other extensions of credit on its books and records. All references herein or in any of the other Financing Agreements to any of the obligation of Borrowers to make any payment hereunder or thereunder shall constitute joint and several obligations of Borrowers. The Obligations with respect to Loans made to a Borrower, and the Obligations arising as a result of the joint and several liability of a Borrower hereunder, with respect to Loans made to the other Borrower, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of both Borrowers. The Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans, Letter of Credit Accommodations or other extensions of credit made to the other Borrower shall, to the fullest extent permitted by law, be unconditional irrespective of (a) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrower, (b) the absence of any attempt to collect the Obligations from the other Borrower, any Guarantor or any other security therefor, or the absence of any other action to enforce the same, (c) the waiver, consent, extension, forbearance or granting of any indulgence by Agent or any Lender with respect to any provisions of any instrument evidencing the Obligations of the other Borrower, or any part thereof, or any other agreement now or hereafter executed by the other Borrower and delivered to Agent or any Lender, (d) the failure by Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights and maintain its security or collateral for the Obligations of the other Borrower,
(e) the election of Agent and Lenders in any proceeding instituted under the Bankruptcy Code, of the application of Section 111l(b)(2) of the Bankruptcy Code, (f) the disallowance of all or any portion of the claim(s) of Agent or any Lender for the repayment of the Obligations of the other Borrower under Section 502 of the Bankruptcy Code, or (g) any other circumstances which might constitute a legal or equitable discharge or defense of a Guarantor or of the other Borrower other than to the extent of the gross negligence or willful misconduct of Agent or a Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. With respect to the Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans, Letter of Credit Accommodations or other extensions of credit made to the other Borrower hereunder, each Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent or any Lender now has or may hereafter have against any Borrower or Guarantor and any benefit of, and any right to participate in, any security or collateral given to Agent or any Lender. Upon any Event of Default, and for so long as such Event of Default is continuing, Agent may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that Agent and Lenders shall be under no obligation to marshall any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations.

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      2.5   REDUCTION OF MAXIMUM CREDIT.

            (a) From time to time after the date hereof, upon not less than ten (10) days prior written notice to Agent, on or after the date which is sixty
(60) days after the date hereof, Borrowers may irrevocably request that the Maximum Credit be decreased by an amount equal to $5,000,000 or a greater integral multiple thereof up to $30,000,000, to an amount of not less than $30,000,000.

            (b) Within ten (10) days of receipt by Agent of any written request by Administrative Borrower for a decrease in the Maximum Credit in accordance with Section 2.5(a) above, Agent shall give Administrative Borrower written notice of the decrease in the Maximum Credit to the amount so requested by Administrative Borrower (which decrease shall be effective on the date of such notice by Agent to Administrative Borrower); PROVIDED, THAT, (i) Agent shall not have received such request prior to the date which is sixty (60) days after the date hereof, (ii) the giving of such notice by Agent to Administrative Borrower of the decrease in the Maximum Credit shall not be deemed a waiver of any Event of Default which may exist or have occurred on or before the date of such notice or of any of Agent's or any Lender's rights or remedies with respect thereto, (iii) Agent shall not be required to give such notice to Administrative Borrower of the decrease in the Maximum Credit unless in the determination of Agent, each of the conditions set forth above are satisfied, and (iv) as of the effective date of any such decrease in the Maximum Credit, each reference to the term Maximum Credit in this Agreement, herein, and in any of the other Financing Agreements shall be deemed amended to mean the amount of the Maximum Credit specified in such recent written notice from Agent to Administrative Borrower of the decrease in the Maximum Credit.

SECTION 3. INTEREST AND FEES

      3.1   INTEREST.

            (a) Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

            (b) Each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from a Borrower (or Administrative Borrower on behalf of such Borrower) shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from a Borrower (or Administrative Borrower on behalf of such Borrower), such Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be; PROVIDED, THAT, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, such Borrower (or Administrative Borrower on behalf of such

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

Borrower) shall have complied with such customary procedures as are established by Agent and specified by Agent to Administrative Borrower from time to time for requests by Borrowers for Eurodollar Rate Loans, (iii) no more than five (5) Interest Periods may be in effect at any one time, (iv) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (v) Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by such Borrower. Any request by or on behalf of a Borrower for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

            (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Agent's option, upon notice by Agent to Atlas Holdings, be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate or not be renewed. Borrowers shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans (other than on the last day of the Interest Period therefor) pursuant to any of the foregoing.

            (d) Interest shall be payable by Borrowers to Agent, for the account of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty
(360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrowers to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

      3.2   FEES.

            (a) Borrowers shall pay to Agent monthly, for the account of Lenders, an unused line fee equal to the applicable percentage per annum set forth in the definition of "Applicable Margin" herein, calculated upon the amount by which Maximum Credit exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so

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

long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

            (b) Borrowers agree to pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein.

      3.3   CHANGES IN LAWS AND INCREASED COSTS OF LOANS.

            (a) If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a "Funding Bank"), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank or any Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender's capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank's or Lender's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, and the result of any of the foregoing events described in clauses
(i), (ii) or (iii) is or results in an increase in the cost to any Lender of funding or maintaining the Loans, the Letter of Credit Accommodations or its Commitment, then Borrowers and Guarantors shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify Lenders against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to Administrative Borrower by Agent and shall be conclusive, absent manifest error.

            (b) If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers and Guarantors) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, (ii) Agent has received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to Administrative Borrower as soon as practicable thereafter, and will also give prompt written notice to Administrative Borrower when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as

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

Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and
(C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall any Borrower (or Administrative Borrower on behalf of any Borrower) have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

            (c) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Administrative Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender's Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers and Guarantors shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

            (d) Borrowers and Guarantors shall indemnify Agent and each Lender and hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after such Borrower (or Administrative Borrower on behalf of such Borrower) has given a notice requesting the same in accordance with the provisions of this Loan Agreement, (ii) default by any Borrower in making any prepayment of a Eurodollar Rate Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination or non-renewal of this Loan Agreement and the payment of the Obligations.

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

SECTION 4. CONDITIONS PRECEDENT

      4.1 CONDITIONS PRECEDENT TO INITIAL LOANS AND LETTER OF CREDIT ACCOMMODATIONS. Each of the following is a condition precedent to Agent and Lenders making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

            (a) no court of competent jurisdiction shall have issued any injunction, restraining order or other order with respect to the Confirmation Order which otherwise prohibits the consummation of the transactions described herein, or modifies such transactions, and no governmental or other action or proceeding shall have been commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described herein which has or could reasonably be expected to have a material adverse effect upon the Reorganization Plan, the consummation of the Reorganization Plan, the business or operations of Borrowers or Guarantors or the transactions contemplated by the Financing Agreements, as determined by Agent in good faith;

            (b) no motion, action or proceeding shall be pending against the Borrowers or Guarantors (or their predecessors) by any creditor or other party-in-interest in the Bankruptcy Court or in any other court of competent jurisdiction which has or could reasonably be expected to have a Material Adverse Effect;

            (c) Agent shall have received a certified copy of the Confirmation Order as duly entered by the Bankruptcy Court and entered on the docket of the Clerk of the Bankruptcy Court in the Chapter 11 Cases, following due notice to such creditors and other parties-in-interest as required by the Bankruptcy Court, which order shall be in form and substance acceptable to Agent and shall provide that the Borrowers and Guarantors that are debtors in the Chapter 11 Cases are authorized to take any and all actions necessary or appropriate to implement, effectuate and consummate the financing arrangements evidenced by this Agreement and the other Financing Agreements and perform all of their obligations hereunder and thereunder;

            (d) Agent shall have received evidence, in form and substance satisfactory to Agent, that prior to the date hereof or concurrently herewith,
(i) the Effective Date shall have occurred, the Confirmation Order shall be valid, subsisting and continuing and a Final Order and all conditions precedent to the effectiveness of the Reorganization Plan shall have been fulfilled, or validly waived, including, without limitation, the execution, delivery and performance of all of the conditions thereof other than conditions that have been validly waived (but not including conditions consisting of the effectiveness of this Agreement), and (ii) no motion, action or proceeding shall be pending or filed by any creditor or other party-in-interest to the Chapter 11 Cases which has or could reasonably be expected to have a material adverse effect upon the Reorganization Plan, the consummation of the Reorganization Plan, the business or operations of Borrowers or Guarantors or the transactions contemplated by the Financing Agreements, as determined by Agent in good faith;

            (e) Agent shall have received, in form and substance satisfactory to Agent, all releases, terminations and such other documents as Agent may request to evidence and effectuate the termination and release by all persons of any interest in and to any assets and properties of each Borrower and Guarantor (other than liens and security interests permitted pursuant to

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

Section 9.8 hereof), duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and any Borrower or Guarantor, as debtor; and
(ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Borrower or Guarantor in favor of it or any of them, in form acceptable for recording with the appropriate Governmental Authority;

            (f) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation of each Borrower and Guarantor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of each Borrower or Guarantor, if one is issued in its jurisdiction of incorporation);

            (g) no material adverse change shall have occurred in the assets, business or financial condition of Borrowers and Guarantors (taken as a whole) since the date of Agent's latest field examination (not including for this purpose the field review referred to in the immediately succeeding clause (h) below) and no change or event shall have occurred which would impair the ability of any Borrower or Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent or any Lender to enforce the Obligations or realize upon the Collateral;

            (h) not more than five (5) Business Days prior to the date thereof, Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Agent may require to determine the amount of Loans available to Borrowers (including, without limitation, the most current perpetual inventory records and/or roll-forwards of Accounts and Inventory available prior to the date of closing in a manner satisfactory to Agent, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Agent to accurately identify and verify the Collateral), the results of which in each case shall not reflect any material adverse changes in the assets, business or financial condition of Borrowers and Guarantors (taken as a whole) from the results of the most recent similar field view conducted by Agent prior to the date hereof;

            (i) Agent shall have received, in form and substance satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Collateral Access Agreements that Agent determines are necessary to obtain access to and use any books or records related to the Accounts;

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

            (j) without limiting the immediately preceding clause (i) above, Agent shall have received, in form and substance satisfactory to Agent, such agreements with CNS, IATA and other third parties that are party to Clearinghouse Agreements, as Agent may request, providing, among other things, for each such third party to perform for the benefit of Agent and its agents, services substantially similar to those it performs under the Clearinghouse Agreement to which it is a party, acknowledging the security interests and liens of Agent, for itself and the benefit of Lenders, and agreeing to follow the directions of Agent with respect to any amounts payable to Borrowers and Guarantors;

            (k) Agent shall have received, in form and substance satisfactory to Agent, evidence that Polar is a member or an associate member in good standing of IATA and is a party to Clearinghouse Agreements with IATA;

            (1) Excess Availability as determined by Agent in good faith, as of the date hereof, shall be not less than $25,000,000 after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder;

            (m) Agent shall have received, in form and substance satisfactory to Agent, Deposit Account Control Agreements by and among Agent, each Borrower and Guarantor, as the case may be, and each domestic bank where such Borrower or Guarantor has a deposit account (other than such deposit accounts in which not more than $50,000 for any single account or $250,000 in the aggregate for all such accounts are maintained on deposit), in each case, duly authorized, executed and delivered by such bank and Borrower or Guarantor, as the case may be (or Agent shall be the bank's customer with respect to such deposit account as Agent may specify);

            (n) Agent shall have received, in form and substance satisfactory to Agent, Investment Property Control Agreements by and among Agent, each Borrower and Guarantor, as the case may be, and each securities intermediary or commodity intermediary with which such Borrower or Guarantor maintains an investment account, securities account or other similar account;

            (o) Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent has a valid perfected first priority security interest in such Collateral as required by Agent;

            (p) Agent shall have received and reviewed lien and judgment search results for the jurisdiction of organization of each Borrower and Guarantor, the jurisdiction of the chief executive office of each Borrower and Guarantor and all jurisdictions in which assets of Borrowers and Guarantors are located, which search results shall be in form and substance satisfactory to Agent;

            (q) Agent shall have received originals of the shares of the stock certificates representing all of the issued and outstanding shares of the Capital Stock of each Borrower and Guarantor (other than Atlas Holdings) and owned by any Borrower or Guarantor, except as to Liege Global Cargo (Sales Co), a company organized under the laws of Belgium, and as

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

otherwise provided in Section 5.1(c) hereof, in each case together with stock powers duly executed in blank with respect thereto;

            (r) Agent shall have received a Borrowing Base Certificate setting forth the Loans and Letter of Credit Accommodations available to Borrowers, as completed in a manner satisfactory to Agent;

            (s) Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee;

            (t) Agent shall have received, in form and substance satisfactory to Agent, such opinion letters of counsel to Borrowers and Guarantors, including special FAA counsel, with respect to the Financing Agreements, the Confirmation Order, aviation law matters and such other matters as Agent may request;

            (u)   Agent shall have received the EETC Intercreditor Agreement;

            (v) the Chief Executive Officer or the Chief Financial Officer of Atlas Holdings shall have certified to Agent that the EETC Effective Date shall have occurred contemporaneously herewith and not prior to the date hereof; and

            (w) the other Financing Agreements (including the Aircraft Security Agreement, Engine Security Agreement, Spare Parts Agreement and Slots Agreement) and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance satisfactory to Agent and, in the case of the Aircraft Security Agreement, Engine Security Agreement and Spare Parts Agreement, filed and recorded with the FAA as appropriate to effect the perfection of the security interest of Agent, for the benefit of Lenders, with respect to the Collateral subject thereto.

      4.2 CONDITIONS PRECEDENT TO ALL LOANS AND LETTER OF CREDIT ACCOMMODATIONS. Each of the following is an additional condition precedent to the Loans and/or providing Letter of Credit Accommodations to Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

            (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

            (b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter

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

of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or
(ii) has or has a reasonable likelihood of having a Material Adverse Effect; and

            (c) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST

      5.1   GRANT OF SECURITY INTEREST.

            (a) To secure payment and performance of all Obligations, each Borrower and Guarantor hereby grants to Agent, for itself and the benefit of Lenders, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the benefit of Lenders, as security, all personal property and fixtures, and interests in property and fixtures, of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the "Collateral"), including:

                  (i) all Accounts;

                  (ii) all general intangibles, including all Intellectual Property;

                  (iii) all goods, including Inventory and Equipment;

                  (iv) the Secured Aircraft;

                  (v) to the extent not included in Inventory or Equipment, Spare Parts and Engines;

                  (vi) all chattel paper (including each ACMI Contract, whether or not constituting chattel paper), including all tangible and electronic chattel paper;

                  (vii) all instruments, including all promissory notes;

                  (viii) all documents;

                  (ix) all deposit accounts;

                  (x) all letters of credit, banker's acceptances and similar instruments and including all letter-of-credit rights;

                  (xi) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (A) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (B) rights of stopPAGE in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (C) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (D) deposits by and property of account debtors or other persons securing the obligations of account debtors;

                  (xii) all (A) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (B) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including (1) tickets, exchange orders, bills of lading and other transportation documents related to the air transportation of cargo, including mail and (2) settlement accounts or other deposit accounts maintained by CNS, CASS and/or IATA or the Clearing Bank and all sums now or hereafter credited to, in, payable to or withdrawable from, such accounts or deposit accounts;

                  (xiii) all commercial tort claims, including, without limitation, those identified in the Information Certificate;

                  (xiv) to the extent not otherwise described above, all Receivables;

                  (xv) all Records; and

                  (xvi) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

            (b) Notwithstanding anything to the contrary set forth in Section 5.1(a) hereof, the Collateral shall not include (i) any Aircraft (other than the Secured Aircraft), (ii) any other asset or property described on Schedule
5.1 hereto and that is subject to a mortgage, lien or security interest in favor of a third person as specifically provided by the Reorganization Plan and the Confirmation Order, to the extent existing as of the Effective Date (such assets and property herein referred to as the "Excluded Property"); provided, however, that in no event shall such Excluded Property include or be deemed or construed to include (A) any Accounts or other rights to payment arising from the rendition of any charter or scheduled cargo transportation services or other services by any Borrower or Guarantor (other than any such services performed using the Aircraft bearing FAA registration numbers N494MC or N495MC), and (B) any ACMI Contracts and any Accounts or other rights to payment arising therefrom to the extent performed using any Aircraft, or (iii) more than sixty-five (65%) percent of the shares of Capital Stock entitled to vote of any Subsidiary of Atlas Holdings that is organized under the laws of a jurisdiction outside of the United States of America, to the extent that the pledge of any greater percentage thereof would result in additional tax liability to Borrowers or Guarantors under Section 956 of the Code.

            (c) Notwithstanding anything to the contrary contained herein, the Collateral shall not include (i) any Real Property other than the leasehold interests and other rights and interests of Borrowers or Guarantors in the Collateral described in the Slots Agreement (whether or not such rights and interests may be deemed to constitute Real Property) or (ii) the equity interests of Borrowers or Guarantors in Atlas Freighter Leasing II, Inc. and Atlas Freighter Leasing III, Inc.

      5.2   PERFECTION OF SECURITY INTERESTS.

            (a) Each Borrower and Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Agent may require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Borrower and Guarantor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Each Borrower and Guarantor hereby authorizes Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower or Guarantor as debtor.

            (b) Each Borrower and Guarantor does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except for any ACMI Contracts constituting chattel paper, existing on the date hereof and as set forth in the Information Certificate.

                  (i) In the event that any Borrower or Guarantor shall be entitled to or shall receive any chattel paper or instrument after the date hereof, Borrowers and Guarantors shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), or a request from Agent with respect to any chattel paper existing on the date hereof, each Borrower and Guarantor shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree.

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

                  (ii) At Agent's option, each Borrower and Guarantor shall, or Agent may at any time on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: "This [chattel paper][instrument] is subject to the security interest of Congress Financial Corporation and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party."

                  (iii) No Borrower or Guarantor has delivered or at any time shall cause to be delivered to any Person which is not the account debtor with respect thereto, an original, executed ACMI Contract.

            (c) In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any "transferable record" (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower or Guarantor shall promptly notify Agent thereof in writing. Promptly upon Agent's request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

            (d) Each Borrower and Guarantor does not have any deposit accounts as of the date hereof, except as set forth in the Information Certificate. Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Agent, and
(iii) on or before the opening of such deposit account, such Borrower or Guarantor shall as Agent may specify either (A) deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained or (B) arrange for Agent to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Agent. The terms of this subsection (d) shall not apply to deposit accounts (i) held by financial institutions located in the United States of America at which Borrowers or Guarantors do not maintain more than $50,000 for any single account at any one time or $250,000 in the aggregate for all such deposit accounts, (ii) specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower's or Guarantor's salaried employees, and (iii) held by financial institutions located in (x) any Non-Preferred Foreign Jurisdiction or (y) for the first 180 days after the date hereof, any Preferred Foreign Jurisdiction.

            (e) No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

                  (i) In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities constituting Collateral, such Borrower or Guarantor shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify. If any securities constituting Collateral, now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by the issuer thereof, such Borrower or Guarantor shall immediately notify Agent thereof and shall as Agent may specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of any Borrower or Guarantor or such nominee, or (B) arrange for Agent to become the registered owner of the securities.

                  (ii) Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall as Agent may specify either (i) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary or (ii) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Agent.

            (f) Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker's acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker's acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Such Borrower or Guarantor shall immediately, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker's acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrowers' expense, the transferee beneficiary of the letter of credit, banker's acceptance or similar instrument (as the case may be).

            (g) Borrowers and Guarantors do not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims (excluding any such claims of their respective insurers, including insurers claiming in the name of a Borrower or Guarantor, pursuant to rights of subrogation or otherwise in respect of amounts paid to Borrowers or Guarantors under policies of insurance in respect of the conduct of third-party commercial tortfeasors) in an aggregate amount in excess of $5,000,000 for all such claims of all Borrowers and Guarantors, such Borrower or Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower and Guarantor shall promptly upon Agent's request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

            (h) Borrowers and Guarantors do not have any goods constituting Collateral, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods (i) leased to third parties to the extent permitted under the terms hereof, or (ii) located in the United States in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of the carrier transporting such goods. Promptly upon Agent's request, Borrowers and Guarantors shall deliver to Agent a Collateral Access Agreement that Agent determines in good faith is necessary to obtain access to and use any books or records related to the Accounts constituting Collateral, duly authorized, executed and delivered by such person and the appropriate Borrower or Guarantor.

            (i) Except as otherwise expressly provided herein, Borrowers and Guarantors shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower's or Guarantor's signature thereon is required therefor, (ii) causing Agent's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) without limitation upon Section 1.70(1) hereof complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

      5.3 NO ASSUMPTION. Nothing contained herein or in any of the other Financing Agreements nor any grant of a security interest in the Collateral to Agent and Lenders or otherwise shall constitute or be deemed an assumption by Agent or any Lender of any liability or obligation under any ACMI Contract or any other agreement, contract or obligation of any Borrower or Guarantor.

SECTION 6. COLLECTION AND ADMINISTRATION

      6.1 BORROWERS' LOAN ACCOUNTS. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent's customary practices as in effect from time to time.

      6.2 STATEMENTS. Agent shall render to Administrative Borrower each month a statement setting forth the balance in the Borrowers' loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Agent receives a written notice from Administrative Borrower of any specific exceptions of Administrative Borrower thereto within thirty (30) days after the date such statement has been received by Administrative Borrower. Until such time as Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in any Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers and Guarantors.

      6.3   COLLECTION OF ACCOUNTS.

            (a) Borrowers shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Agent may specify, with such banks as are acceptable to Agent into which Borrowers shall promptly deposit and direct their respective account debtors (including, in the case of Polar, account debtors in respect of Accounts settled through the Clearing Bank) to directly remit all payments on

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

Receivables and all payments constituting proceeds of Inventory constituting Collateral or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Borrowers shall deliver, or cause to be delivered to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof or at any time and from time to time Agent may become the bank's customer with respect to any of the Blocked Accounts and promptly upon Agent's request, Borrowers shall execute and deliver such agreements and documents as Agent may require in connection therewith. In the case of Accounts, the payment of which is settled through CNS and/or CASS and the Clearing Bank, Polar shall cause CNS and/or CASS, as applicable, to enter into and continue effective an agreement in favor of and in form and substance satisfactory to Agent, providing for the automatic remittance directly to the Agent Payment Account (unless Agent otherwise instructs the Clearing Bank) of all credit balances available to Polar under the Clearinghouse Agreements on each scheduled or other settlement date in accordance with the terms hereof. Agent will only instruct the depository banks at which the Blocked Accounts are maintained to transfer all funds received or deposited into the Blocked Accounts to the Agent Payment Account and will only instruct the Clearing Bank to remit funds directly to the Agent Payment Account, at any time that either of the following events (each, a "Sweep Event") has occurred: (i) a Default or Event of Default shall exist or have occurred which has not been waived by Agent in writing, or (ii) Excess Availability shall be less than $20,000,000. Each Borrower and Guarantor agrees that all payments made to such Agent Payment Account or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory constituting Collateral or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.

            (b) For purposes of calculating the amount of the Loans available to each Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent's usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower's loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations on the date of receipt of immediately available funds by Agent in the Agent Payment Account provided such payments or other funds and notice thereof ARE received in accordance with Agent's usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower's loan account on such day, and if not, then on the next Business Day. The economic benefit of the timing in the application of payments shall be for the sole benefit of Agent.

            (c) Each Borrower and Guarantor and their respective shareholders, directors, employees, agents, Subsidiaries or other Affiliates shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts constituting Collateral or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with any Borrower's or Guarantor's own

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

funds. Borrowers agree to reimburse Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent's payments to or indemnification of such bank, financial institution or other person. The obligations of Borrowers to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

            (d) Without limiting anything contained in Section 6.3(c) hereof, each Borrower shall, at its expense and on behalf of Agent, collect as Agent's property and hold in trust for Agent all exchange orders, bills of lading or other transportation documents with respect to the air transportation by such Borrower of cargo, including mail. Promptly upon each Borrower's receipt of such exchange orders, bills of lading or other transportation documents, such Borrower shall submit those applicable to any Accounts settled under the Clearinghouse Agreements in batches, to the CNS and/or CASS Clearing Bank, together with such supporting or accompanying summaries, schedules and reports, as required by the applicable Clearinghouse Agreement, the Clearing Bank or the account debtor, as applicable.

      6.4   PAYMENTS.

            (a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: FIRST, to pay any fees, indemnities or expense reimbursements then due to Agent and Lenders from any Borrower or Guarantor; SECOND, to pay interest due in respect of any Loans (and including any Special Agent Advances); THIRD, to pay or prepay principal in respect of Special Agent Advances; FOURTH, to pay principal due in respect of the Loans and to pay Obligations then due (and after a Default or Event of Default to prepay any such Obligations whether or not then due and owing) arising under or pursuant to any Interest Rate Protection Agreements of a Borrower or Guarantor with an Affiliate of Agent (up to the amount of any then effective Reserve established in respect of such Obligations whether or not then due and owing), on a pro rata basis; FIFTH, to pay any other Obligations then due (and after a Default or Event of Default to prepay any other Obligations whether or not then due and owing), in such order and manner as Agent determines and SIXTH, to pay any Obligations then due (and after a Default or Event of Default to prepay any such Obligations) arising under or pursuant to Interest Rate Protection Agreements (other than to the extent provided for above) on a pro rata basis. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Administrative Borrower, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Prime Rate Loans, (ii) to the extent any Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the

Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral, and (iii) if a Default or Event of Default has occurred that is continuing, Agent shall apply any payments received or collected to the outstanding Obligations in such order and manner as Agent may determine and, if all such outstanding Obligations have been repaid, at Agent's option to be held as cash collateral for any unmatured or contingent Obligations.

            (b) At Agent's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Agent. Borrowers and Guarantors shall make all payments to Agent and Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrowers and Guarantors shall be liable to pay to Agent, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

      6.5 AUTHORIZATION TO MAKE LOANS. Agent and Lenders are authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Administrative Borrower or any Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. New York City time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. Agent and Lenders shall use commercially reasonable efforts in accordance with its regular business practices, subject to the terms and conditions of this Agreement and the other Financing Agreements, to (a) make Loans requested before 11:00 a.m. New York City time on any Business Day, prior to the end of such Business Day and (b) establish Letter of Credit Accommodations requested before 11:00 a.m. New York City time on any Business Day, prior to the close of business on the day which is two (2) Business Days after the day on which such Letter of Credit Accommodations are requested. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower or Guarantor when deposited to the credit of any Borrower or Guarantor or otherwise disbursed or established in accordance with the instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.

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      6.6   USE OF PROCEEDS. Borrowers shall use the initial proceeds of the
Loans provided by Agent to Borrowers hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Agent on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided to or for the benefit of any Borrower pursuant to the provisions hereof shall be used by such Borrower only for general operating, working capital and other proper corporate purposes of such Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

      6.7 APPOINTMENT OF ADMINISTRATIVE BORROWER AS AGENT FOR REQUESTING LOANS AND RECEIPTS OF LOANS AND STATEMENTS.

            (a) Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to request and receive Loans and Letter of Credit Accommodations pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower. Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letter of Credit Accommodations to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Obligor. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

            (b) Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent of Borrowers pursuant to this Section 6.7. Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Atlas Holdings, or the issuance of any Letter of Credit Accommodations for a Borrower hereunder, shall be paid to or for the account of such Borrower.

            (c) Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

            (d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower of Guarantor.

            (e) No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days' prior written notice to Agent.

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      6.8   PRO RATA TREATMENT. Except to the extent otherwise provided in this Agreement: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

      6.9   SHARING OF PAYMENTS, ETC.

            (a) Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify Administrative Borrower and Agent thereof; PROVIDED, THAT, such Lender's failure to give such notice shall not affect the validity thereof.

            (b) If any Lender (including Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker's lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

            (c) Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

            (d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker's lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other

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Indebtedness or obligation of any Borrower or Guarantor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

      6.10  SETTLEMENT PROCEDURES.

            (a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Loans requested or charged to any Borrower's loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

            (b) With respect to all Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender's Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. New York City time on the Business Day immediately preceding the date of each settlement computation; PROVIDED, THAT, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a "Settlement Period"). If the summary statement is sent by Agent and received by a Lender prior to 12:00 p.m. New York City time, then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. New York City time on the same Business Day and if received by a Lender after 12:00 p.m. New York City time, then such Lender shall make the settlement transfer by not later than 3:00 p.m. New York City time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender's Pro Rata Share of the outstanding Loans is more than such Lender's Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender's Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender's Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letter of Credit Accommodations. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans

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actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.

            (c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent's disbursement of such Loan to Borrower. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender's obligation to make a Loan hereunder.

            (d) If Agent is not funding a particular Loan to a Borrower (or Administrative Borrower for the benefit of such Borrower) pursuant to Sections 6.10(a) and 6.10(b) above on any day, but is requiring each Lender to provide Agent with immediately available funds on the date of such Loan as provided in
Section 6.10(c) above, Agent may assume that each Lender will make available to Agent such Lender's Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day. If Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent's option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent's demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Administrative Borrower's receipt of such notice. A Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender's behalf, or any Lender who fails to pay any other amount owing by it to Agent, is a "Defaulting Lender". Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender's benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, relend to a Borrower the amount of all such payments received or

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retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting
Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Obligor of their duties and obligations hereunder.

            (e) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

      6.11 OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 7. COLLATERAL REPORTING AND COVENANTS

      7.1   CNS/CASS AND COLLATERAL REPORTING.

            (a) Borrowers shall provide Agent with the following documents in a form satisfactory to Agent:

                  (i) on a regular basis as required by Agent, a schedule of Accounts indicating sales made, credits issued and cash received;

                  (ii) as soon as possible after the end of each month (but in any event within thirteen (13) Business Days after the end thereof), on a monthly basis or more frequently as Agent may request, (A) a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding month, duly completed and executed by the chief financial officer, chief executive officer, vice president of finance, treasurer or controller of Administrative Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed (including a schedule of all Accounts created, collections received and credit memos issued for each day of the immediately preceding month); (B) aging of accounts receivable (together with a reconciliation to the previous month's aging and general ledger), (C) aging of accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral) and (D) a listing of each ACMI Contract in effect as of the last day of such month setting forth on such

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listing the name of the account debtor and the amount of contractual monthly rental for each such ACMI Contract;

                  (iii) as soon as possible after the end of each calendar quarter (but in any event within thirteen (13) Business Days after the end thereof, if Loans or Letter of Credit Accommodations are then outstanding), (A) perpetual Inventory, Engines and Spare Parts reports of Inventory, Engines and Spare Parts constituting Collateral, and (B) Inventory, Engines and Spare Parts reports by location and category of Inventory, Engines and Spare Parts constituting Collateral (and including the amounts thereof and the value thereof at any leased locations and at premises of warehouses, processors or other third parties).

                  (iv) upon Agent's request, (A) copies of customer statements, purchase orders, sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, (C) copies of purchase orders, invoices and delivery documents for Spare Parts, Inventory and Engines and Equipment for Spare Parts, Inventory and Engines and Equipment constituting Collateral acquired by any Borrower or Guarantor and (D) with respect to Accounts constituting Eligible Accounts as to which the account debtor is the United States of America, any state, political subdivision, department, agency or instrumentality thereof, copies of all agreements, invoices and other documents and materials related thereto, together with such other information with respect thereto as Agent may request, for the purpose of verifying the validity, amount or any other matter related to such Accounts;

                  (v) such other reports as to the Collateral as Agent shall request from time to time in good faith.

            (b) Without limiting any of the provisions contained in Section 7.1(a) hereof, Polar shall, twice each month, forward to Agent copies of the data submitted by Polar to CASS and/or CNS in connection with and pursuant to and in accordance with the Clearinghouse Agreements with respect to the preceding bi-monthly period (the "Recap Sheet"). Polar shall promptly present the Recap Sheet to CASS and/or CNS, as applicable, together with all related supporting documents properly batched in accordance with the Clearinghouse Agreements or as otherwise required by CNS and/or CASS, the Clearing Bank, or the account debtor. Polar shall submit the Recap Sheet to the Clearing Bank so that the Recap Sheet is received by the Clearing Bank on or before the bi-monthly due date therefor as provided in the Clearinghouse Agreements. Agent shall have the right, in its discretion, at any time on or after the occurrence of an Event of Default, to require that Polar deliver to Agent or its designee at such place and in such manner as Agent may direct, all original exchange orders, bills of lading or other transportation documents relating to the air transportation of cargo, including mail, by Polar, whether before or after having been grouped or otherwise processed by Polar, prior to the presentation of such items to the Clearing Bank, CNS or CASS, IATA or any account debtor.

            (c) Polar shall, upon Agent's request, promptly after submitting the Recap Sheet to CNS or CASS deliver a copy of the Recap Sheet to Agent, together with such other information, schedules, reports, or other materials with respect thereto, as Agent may from time to time request in good faith.

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            (d)   Polar shall furnish, or cause to be furnished to Agent, all settlement statements and other material printouts, notices, correspondence or documents at any time received by Polar (promptly after receipt thereof) or sent by Polar (concurrently with the sending thereof), as the case may be, from or to the Clearing Bank, CNS, CASS or IATA.

            (e) If any Borrower's or Guarantor's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, including pursuant to any Clearinghouse Agreement, such Borrower and Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

      7.2   ACCOUNTS COVENANTS.

            (a) Borrowers shall notify Agent promptly of: (i) any material delay in any Borrower's performance of any of its material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Borrower or Guarantor relating to the financial condition of any account debtor and (iii) any event or circumstance which, to the best of any Borrower's or Guarantor's knowledge, would cause Agent to consider any then existing Eligible Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Agent's consent, except in the ordinary course of a Borrower's or Guarantor's business in accordance with practices and policies previously disclosed in writing to Agent and except as set forth in the schedules delivered to Agent pursuant to Section
7.1 (a) above. So long as no Event of Default exists or has occurred and is continuing, Borrowers and Guarantors shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

            (b) With respect to each Account constituting Collateral: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete, (ii) no payments shall be made thereon except payments made in accordance with the terms and conditions of this Agreement,
(iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of each Borrower's business in accordance with practices and policies previously disclosed to Agent, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable foreign, federal, state or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

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            (c)   Agent shall have the right at any time or times, in Agent's name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Receivables constituting Collateral or other Collateral, by mail, telephone, facsimile transmission or otherwise.

            (d) Polar represents, warrants and covenants to Agent and Lenders that not less than thirty (30%) percent of all Accounts and other sums payable by IATA members to Polar in respect of transportation services rendered by Polar are and shall be settled through CNS and/or CASS and remitted by the Clearing Bank in accordance herewith.

            (e) Agent may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors, CNS, CASS and/or the Clearing Bank that the Accounts constituting Collateral of Polar have been assigned to Agent and that Agent has a security interests therein and Agent may direct any or all account debtors, CNS, CASS, IATA and/or the Clearing Bank to make payment of such Accounts of Polar directly to Agent,
(ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor, CNS, CASS, IATA and/or the Clearing Bank or any other party or parties in any way liable for payment or settlement thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts constituting Eligible Accounts or such other obligations, but without any duty to do so, and Agent shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Agent's request, all invoices and statements sent to any account debtor, CNS, CASS, IATA and/or the Clearing Bank shall state that the Accounts constituting Collateral and such other obligations have been assigned to Agent and are payable directly and only to Agent and Polar shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any such Accounts as Agent may require.

            (f) Borrowers and Guarantors represent, warrant and covenant with, to and in favor of Agent that all of the Accounts and Receivables (other than any such Accounts or Receivables which are Excluded Property) shall at all times constitute Collateral in which Agent has a first priority security interest.

      7.3 ENGINES, SPARE PARTS AND INVENTORY COVENANTS. With respect to that portion of the Collateral consisting of Engines, Spare Parts and Inventory, in addition to, and not in limitation of any of the provisions contained in the Engine Security Agreement, Spare Parts Agreement or any other Financing
Agreement: (a) Borrowers shall at all times maintain inventory records, logs and other materials in accordance with the past practices of Borrowers as previously disclosed to Agent (i) that are necessary or appropriate to preserve in full force and effect any warranties with respect to the Engines, Spare Parts and Inventory constituting Collateral and (ii) itemizing and describing the kind, type, quality and quantity of Engines, Spare Parts and Inventory constituting Collateral, each Borrower's and Guarantor's cost therefor and periodic withdrawals therefrom and additions thereto; (b) Borrowers shall conduct a cycle count of the Engines, Spare Parts and Inventory constituting Collateral at least once each year, but at any time or times as

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Agent may request on or after an Event of Default, and promptly following such cycle count shall supply Agent with a report in the form and with such specificity as may be satisfactory to Agent concerning such cycle count; (c) each Borrower and Guarantor shall store and maintain the Secured Aircraft or Engines and Spare Parts constituting Collateral in accordance with and in compliance in all material respects with the requirements of such Borrower's or Guarantor's maintenance program approved by the FAA to the extent required by applicable law; (d) Borrowers and Guarantors shall perform all material overhauls, checks, inspections, recertifications and maintenance service to all Engines or Spare Parts constituting Collateral as are required to be performed under all applicable Federal Aviation Laws, manufacturers' service bulletins, manuals and notices relating to the Engines or Spare Parts; (e) no Borrower or Guarantor shall remove any Engines, Spare Parts or Inventory constituting Collateral from the locations set forth or permitted herein, without the prior written consent of Agent, except, prior to an Event of Default (or, after an Event of Default, with Agent's prior written consent) to (A) deliver possession to any third party lessee pursuant to the lease thereof to the extent such lease is otherwise permitted herein, and (B) move Engines, Spare Parts or Inventory constituting Collateral directly from one location set forth or permitted herein to another such location for use or consumption in the ordinary course of a Borrower's or Guarantor's business, including installation upon Aircraft, and except for the refurbishment, repair and/or recertification of any Engines or Spare Parts constituting Collateral removed from Aircraft; (f) Borrowers shall, at their expense, deliver or cause to be delivered to Agent annual updated desktop Appraisals as to the Engines and Spare Parts constituting Collateral, or more frequent updated or new Appraisals at Agent's request at any time or times on or after an Event of Default, in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent or upon which Agent is expressly permitted to rely; (g) each Borrower and Guarantor shall use, store and maintain Engines, Spare Parts and Inventory constituting Collateral consistent with customary industry standards and in accordance in all material respects with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Aviation Laws and the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (h) each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the maintenance, use, and operation of Engines, Spare Parts and Inventory constituting Collateral; (i) each Borrower and Guarantor shall keep all material Engines, Spare Parts and Inventory constituting Collateral in good condition, reasonable wear and tear excepted; and (j) the Spare Parts that are required to be subject to the first priority, perfected security interest of Agent pursuant to this Agreement and the other Financing Agreements, shall at all times have a value (determined on the basis of the lower of cost or market value) of not less than $50,000,000 in the aggregate.

      7.4   AIRCRAFT COVENANTS.

            (a) With respect to the Secured Aircraft: (i) upon Agent's request, each Borrower shall, at its expense, at any time or times as Agent may request on or after an Event of Default, deliver or cause to be delivered to Agent written reports or desktop appraisals as to the Secured Aircraft; (ii) Borrowers and Guarantors shall keep the Secured Aircraft in good order, repair, running and marketable condition (ordinary wear and tear excepted) in compliance in all material respects with the requirements of such Borrower's maintenance program approved by the FAA, Foreign Aviation Authorities and all of the manufacturers' manuals and mandatory and non-mandatory service bulletins; (iii) Borrowers and Guarantors shall perform all material overhauls,

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checks, inspections and maintenance service to all Secured Aircraft as are required under all Air Carrier Certificates, all Federal Aviation Laws and all manufacturers' service manuals and bulletins; (iv) Borrowers and Guarantors shall use the Secured Aircraft with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all Air Carrier Certificates, Federal Aviation Laws and all other applicable laws;
(v) the Secured Aircraft are and shall be used in a Borrower's business and not for personal, family, household or farming use; (vi) Borrowers and Guarantors shall not remove any Secured Aircraft except for the movement of such Secured Aircraft used by or for the benefit of a Borrower in the ordinary course of business; (vii) the Secured Aircraft are now and shall remain personal property and Borrowers and Guarantors shall not permit any of the Secured Aircraft to be or become a part of or affixed to real property; and (viii) each Borrower and Guarantor assumes all responsibility and liability arising from the use of the Secured Aircraft.

            (b) Borrowers shall provide to Agent a quarterly report setting forth the usage of the EETC Aircraft and such information with respect thereto as Agent may request.

      7.5 POWER OF ATTORNEY. Each Borrower and Guarantor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower's and Guarantor's true and lawful attorney-in-fact, and authorizes Agent, in such Borrower's, Guarantor's or Agent's name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables constituting Collateral or other Collateral, including from CNS, CASS, IATA and/or the Clearing Bank, payment on Accounts or other proceeds of Collateral, (ii) enforce payment of Receivables constituting Collateral by legal proceedings or otherwise, (iii) exercise all of such Borrower's or Guarantor's rights and remedies to collect any Receivable constituting Collateral or other Collateral, (iv) sell or assign any Receivable constituting Collateral upon such terms, for such amount and at such time or times as the Agent deems advisable,
(v) settle, adjust, compromise, extend or renew an Account constituting Collateral, (vi) discharge and release any Receivable constituting Collateral,
(vii) prepare, file and sign such Borrower's or Guarantor's name on any proof of claim in bankruptcy or other similar document against an account debtor, the CNS, CASS, IATA, the Clearing Bank or other obligor in respect of any Receivables constituting Collateral or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables constituting Collateral or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Agent's determination, to fulfill such Borrower's or Guarantor's obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment in respect of Receivables constituting Collateral or other Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables constituting Collateral or other proceeds of Collateral are sent or received, (iii) endorse such Borrower's or Guarantor's name upon any items of payment in respect of Receivables constituting Collateral or Collateral or otherwise received by Agent and any Lender and deposit the same in Agent's account for application to the Obligations, (iv) endorse such Borrower's or Guarantor's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable constituting Collateral or any goods pertaining thereto or any other

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Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs or foreign export control authorities in such Borrower's or Guarantor's name, Agent's name or the name of Agent's designee, and to sign and deliver to customs officials powers of attorney in such Borrower's or Guarantor's name for such purpose, and to complete in such Borrower's or Guarantor's or Agent's name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, (vi) file and submit in any Borrower's or Guarantor's name, any statements, Recap Sheets or reports and take any other action required to be taken by a Borrower or Guarantor under the Clearinghouse Agreements, in order to effect payment of sums to be settled and paid by or through the CNS, CASS, IATA or the Clearing Bank, and (vii) sign such Borrower's or Guarantor's name on any verification of Receivables constituting Collateral and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Each Borrower and Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent's or any Lender's own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

      7.6 RIGHT TO CURE. Agent may, at its option, upon notice to Administrative Borrower, (a) cure any default by any Borrower or Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Agent's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge any Borrower's account therefor, such amounts to be repayable by Borrowers on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor. Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

      7.7 ACCESS TO PREMISES. From time to time as requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee shall have complete access to all of each Borrower's and Guarantor's premises during normal business hours and after reasonable notice to Atlas Holdings, or at any time and without notice to Administrative Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower's and Guarantor's books and records, including the Records, and (b) each Borrower and Guarantor shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and Agent or any Lender or Agent's designee may use during normal business hours such of any Borrower's and Guarantor's personnel, equipment, supplies and premises as may be reasonably necessary for the

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foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables constituting Collateral and realization of other Collateral.

SECTION 8. REPRESENTATIONS AND WARRANTIES

      Each Borrower and Guarantor hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrowers:

      8.1 CORPORATE EXISTENCE, POWER AND AUTHORITY. Each Borrower and Guarantor is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (i) are all within each Borrower's and Guarantor's corporate powers, (ii) have been duly authorized,
(iii) are not in contravention of law or the terms of any Borrower's or Guarantor's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound and (iv) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor other than in favor of Agent, for itself and the benefit of Lenders. This Agreement and the other Financing Agreements to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and Guarantor enforceable in accordance with their respective terms.

      8.2 NAME; STATE OF ORGANIZATION; CHIEF EXECUTIVE OFFICE; COLLATERAL LOCATIONS.

            (a) The exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate. No Borrower or Guarantor has, during the five years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

            (b) Each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor.

            (c) The chief executive office and mailing address of each Borrower and Guarantor and each Borrower's and Guarantor's Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places

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of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by a Borrower or Guarantor and sets forth the owners and/or operators thereof.

      8.3 FINANCIAL STATEMENTS; NO MATERIAL ADVERSE CHANGE. All financial statements relating to any Borrower or Guarantor (including financial statements with respect to Atlas Holdings and its Subsidiaries) which have been or may hereafter be delivered by any Borrower or Guarantor to Agent and Lenders have been prepared in accordance with GAAP (except as to (a) any forecasted financial statements, or (b) any interim financial statements, to the extent such statements are subject to post period adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of Atlas Holdings, on a consolidated basis, as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements or written report specifically identifying a Material Adverse Effect, in either case furnished by Borrowers and Guarantors to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of Atlas Holdings furnished by any Borrower or Guarantor to Agent prior to the date of this Agreement.

      8.4 PRIORITY OF LIENS; TITLE TO PROPERTIES. The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof. Each Borrower and Guarantor has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other material properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

      8.5 TAX RETURNS. Except as disclosed in the Information Certificate, (a) each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it,
(b) all information in such tax returns, reports and declarations is complete and accurate in all material respects, (c) each Borrower and Guarantor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books, and (d) adequate provision has been made for the payment of all accrued and unpaid federal, state, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

      8.6 LITIGATION. Except as set forth on Schedule 8.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of any Borrower's or Guarantor's knowledge threatened, against or affecting any Borrower or Guarantor, its or their assets or business and (b) there is no action, suit, proceeding or claim by

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any Person pending, or to the best of any Borrower's or Guarantor's knowledge threatened, against any Borrower or Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case as to clauses (a) and (b), which has or could reasonably be expected to have a Material Adverse Effect.

      8.7   COMPLIANCE WITH OTHER AGREEMENTS AND APPLICABLE LAWS.

            (a) Borrowers and Guarantors are not in default in any respect under, or in violation in any respect of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound where such default or violation has or could reasonably be expected to have a Material Adverse Effect. Borrowers and Guarantors are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including the FAA and the DOT) relating to their respective businesses, including those set forth in or promulgated pursuant to the Federal Aviation Laws, Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and the rules and regulations thereunder, and all Environmental Laws where the failure to so comply has or could reasonably be expected to have a Material Adverse Effect.

            (b) Borrowers and Guarantors have obtained all material permits, licenses, approvals, consents, certificates (including Air Carrier Certificates), orders or authorizations of any Governmental Authority (including the FAA and DOT) required for the lawful conduct of their businesses (the "Permits"). Exhibit F hereto sets forth the Permits issued to Borrowers or Guarantors by the FAA, the DOT or other domestic Governmental Authority as of the date hereof, and Borrowers and Guarantors represent, warrant and agree that, upon the request of Agent, Borrowers and Guarantors shall update such Exhibit F hereto to reflect any additions to or deletions from such Exhibit F including, on or after an Event of Default, any Permits issued to Borrowers or Guarantors by all foreign Governmental Authorities. All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of any Borrower's or Guarantor's knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits except as disclosed on Schedule 8.7 to the Information Certificate.

      8.8   AIR CARRIER OPERATIONS.

            (a) Each Borrower has all necessary Air Carrier Certificates in connection with the transportation cargo, including mail, and the operation, maintenance and repair of its Aircraft, Engines, Spare Parts and related Equipment, in the ordinary course of its business as presently conducted or proposed to be conducted, in accordance with all requirements of the Federal Aviation Laws and other applicable laws and regulations.

            (b) Except at set forth on Schedule 8.8 to the Information Certificate, no Borrower has received any notice or citation for non-compliance with any Air Carrier Certificates or any Federal Aviation Laws in connection with the air transportation of cargo, including mail, and the use, operation and maintenance of its Aircraft, Engines, Spare Parts and related Equipment, where the failure to so comply has or could reasonably be expected to have a Material Adverse Effect.

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            (c)   All Aircraft have been duly registered with the FAA and/or the applicable Foreign Aviation Authority pursuant to an Aircraft registration, and such Aircraft registration has been affixed or placed therein, and each Aircraft in use or to be used by a Borrower has been issued an Airworthiness Certificate (as defined in the Federal Aviation Laws) by the FAA or an equivalent certificate issued by an equivalent Foreign Aviation Authority having jurisdiction with respect thereto.

            (d) Except as permitted under Section 9.3(a), each Borrower is and shall at all times remain a Certificated Air Carrier.

      8.9   SLOT AND ROUTE UTILIZATION.

            (a) Each Borrower is utilizing its Slots in a manner consistent with applicable laws, regulations and contracts in order to preserve its right to hold and operate its Slots. As of the Effective Date, no Borrower has received any notice from the FAA, DOT or any applicable Foreign Aviation Authority, or is aware of any other event or circumstance, that would be reasonably likely to impair its right to hold and operate any of its Slots.

            (b) Each Borrower holds the requisite authority to operate over each of its Routes pursuant to the Federal Aviation Laws, applicable foreign law, and the applicable regulations, orders and directives of the FAA, the DOT and, to the extent applicable, the Foreign Aviation Authorities having jurisdiction over its operations, and has, at all times after being awarded each such Route, complied in all material respects with all of the terms, conditions and limitations of each such certificate, order, permit or license issued by the DOT and the applicable Foreign Aviation Authorities regarding such Route and with all applicable provisions of the Federal Aviation Laws or applicable foreign law. There exists no violation by any Borrower of such terms, conditions or limitations that could reasonably be expected to cause the FAA, DOT or any applicable Foreign Aviation Authorities to terminate, cancel, withdraw or modify the rights of any Borrower in any of its Routes.

      8.10  CASS/IATA OPERATIONS.

            (a) Atlas is a member in good standing of IATA and is in compliance in all material respects with the rules and procedures of IATA applicable to Atlas;

            (b) Polar is a CASS participant and is not required in connection with such CASS participation or otherwise, to be a member of IATA;

            (c) From time to time, as Agent may request, Polar shall promptly provide to Agent a schedule of the offices of CASS with respect to which Polar has entered into and maintains Clearinghouse Agreements;

            (d) From time to time, as Agent may request, Polar shall promptly provide to Agent a schedule of the Cargo Agents acting on behalf of Polar, which schedule shall indicate which Cargo Agents remit payments to Polar through CASS and which Cargo Agents remit payments to Polar directly (outside of CASS); and

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            (e) In respect of their rendition of services for the benefit of
Polar, each Cargo Agent, as applicable, is responsible for the payment of all monies due to the applicable air carrier resulting from the issuance of any transportation documents in the name of such air carrier, irrespective of whether such monies are collected by such Cargo Agent.

      8.11  ENVIRONMENTAL COMPLIANCE.

            (a) Except as set forth on Schedule 8.11 to the Information Certificate, Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or Permit, and the operations of Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor complies in all material respects with all Environmental Laws and all Permits.

            (b) Except as set forth on Schedule 8.11 to the Information Certificate, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of any Borrower's or Guarantor's knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or Guarantor and any Subsidiary of any Borrower or Guarantor or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which has or could reasonably be expected to have a Material Adverse Effect.

            (c) Except as set forth on Schedule 8.11 to the Information Certificate, Borrowers, Guarantors and their Subsidiaries have no liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials which has or could reasonably be expected to have a Material Adverse Effect.

            (d) Borrowers, Guarantors and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Borrowers and Guarantors under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect except where the failure to obtain or maintain any Permit has or could reasonably be expected to have a Material Adverse Effect.

      8.12  EMPLOYEE BENEFITS.

            (a) To the best of each Borrower's and Guarantor's knowledge, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401 (a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Borrower's or Guarantor's knowledge, nothing has occurred which would cause the loss of such qualification. Each Borrower and its ERISA Affiliates have made all required contributions

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to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

            (b) There are no pending, or to the best of any Borrower's or Guarantor's knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan.

            (c) (i) To the best of each Borrower's and Guarantor's knowledge, no ERISA Event has occurred or is reasonably expected to occur that has resulted in or could reasonably be expected to result in liability of any Borrower or Guarantor in an aggregate amount in excess of $250,000; (ii) the current value of each Plan's assets (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the Code) are not less than such Plan's liabilities under Section 4001(a)(16) of ERISA; (iii) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Borrower and Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

      8.13 BANK ACCOUNTS. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.13 to the Information Certificate, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 5.2 hereof.

      8.14 INTELLECTUAL PROPERTY. Each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, Borrowers and Guarantors do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any state thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.14 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.14 to the Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of any Borrower's and Guarantor's knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and as of the date hereof no claim or litigation is pending or threatened against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property, except as set forth on Schedule 8.14 to the Information Certificate. Schedule 8.14 to the Information Certificate sets forth all of the agreements or other arrangements of each Borrower and Guarantor pursuant to which such Borrower or Guarantor

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has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Borrower or Guarantor as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Borrower or Guarantor after the date hereof, collectively, the "License Agreements" and individually, a "License Agreement"). All trademarks and other Intellectual Property used by any Borrower or Guarantor that are owned by another Person are being used in all material respects in accordance with the terms of the License Agreement applicable thereto.

      8.15  SUBSIDIARIES; AFFILIATES: CAPITALIZATION: SOLVENCY.

            (a) As of the date hereof, each Borrower and Guarantor does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in Schedule 8.15 to the Information Certificate.

            (b) As of the date hereof, each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.15 to the Information Certificate as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

            (c) As of the date hereof, the issued and outstanding shares of Capital Stock of each Borrower and Guarantor (other than Atlas Holdings) are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the date hereof.

            (d) Each Borrower and Guarantor (i) is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transactions contemplated hereby, (ii) does not have unreasonably small capital after the consummation of the transactions contemplated hereby, and (iii) has not incurred liabilities as a result of the transactions contemplated hereby that are beyond its ability to pay as such liabilities mature.

      8.16 INTERRELATED BUSINESSES. Borrowers and Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that Borrowers and Guarantors share an identity of interests such that any benefit received by any one of them benefits the others. Borrowers and Guarantors render services to or for the benefit of the other Borrowers and/or Guarantors, as the case may be, purchase or sell and supply services to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Borrowers and Guarantors (including INTER ALIA, the payment by Borrowers and Guarantors of creditors of the other Borrowers or Guarantors and guarantees by Borrowers and Guarantors of indebtedness of the other Borrowers and Guarantors

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and provide administrative, marketing, payroll and management services to or for the benefit of the other Borrowers and Guarantors). Borrowers and Guarantors have the same chief executive office, centralized accounting and legal services, certain common officers and directors and generally do not provide consolidating financial statements to creditors.

      8.17  LABOR DISPUTES.

            (a) Set forth on Schedule 8.17 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

            (b) Except as set forth on Schedule 8.17 to the Information Certificate, there is (i) no significant unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower's or Guarantor's knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of any Borrower's or Guarantor's knowledge, threatened against it, and (ii) no strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower's or Guarantor's knowledge, threatened against any Borrower or Guarantor which would have or could reasonably be expected to have a Material Adverse Effect.

      8.18 RESTRICTIONS ON SUBSIDIARIES. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or Guarantor and any of its or their Subsidiaries or (ii) between any Subsidiaries of any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

      8.19 MATERIAL CONTRACTS. Schedule 8.19 to the Information Certificate sets forth all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof. Borrowers and Guarantors have delivered true, correct and complete copies of such Material Contracts (subject to any confidentiality provisions contained therein) to Agent on or before the date hereof. Borrowers and Guarantors are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract prior to the expiration of its stated term.

      8.20 PAYABLE PRACTICES. Each Borrower and Guarantor have not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

      8.21 ACCURACY AND COMPLETENESS OF INFORMATION. All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent or any Lender in connection with this

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Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred since the Effective Date which has had or could reasonably be expected to have a Material Adverse Effect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

      8.22 INACTIVE SUBSIDIARIES. None of the Inactive Subsidiaries owns (or will own) any material assets or conducts or engages (or will engage) in any business.

      8.23 EETC DOCUMENTS. To the extent that: (a) any of the EETC Documents delivered to Agent hereunder have been redacted in accordance with Section 9.9(h)(ii) hereof, or (b) any of the EETC Documents were not delivered to Agent hereunder in accordance with Section 9.9(h)(ii) hereof, none of the redacted language nor the provisions of the EETC Documents not delivered creates, grants or evidences the creation or grant of any lien, claim, security interest or other encumbrance with respect to any assets or properties of any of Borrowers or Guarantors.

      8.24 SURVIVAL OF WARRANTIES: CUMULATIVE. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

      9.1   MAINTENANCE OF EXISTENCE.

            (a) Without limitation upon the provisions of Section 9.7 hereof, each Borrower and Guarantor shall at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts (including the Clearinghouse Agreements) and Permits (including Air Carrier Certificates) necessary to carry on the business as presently or proposed to be conducted. Borrowers shall not enter into any amendment or supplement to any of the Clearinghouse Agreements without the consent of Agent, which consent Agent agrees shall not be unreasonably withheld if Agent determines that any such proposed amendment or supplement does not adversely affect any of the Collateral or the rights of Agent or Lenders with respect thereto; PROVIDED, THAT Borrowers may after prior written notice to Agent enter into any amendment or supplement to any of the Clearinghouse Agreements that does not adversely affect the Collateral or Agent's rights with respect thereto.

            (b) No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days prior written

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notice from Administrative Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the Certificate of Incorporation of such Borrower or Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.

            (c) No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty (30) days' prior written notice from Administrative Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements as Agent may reasonably require in connection therewith. No Borrower or Guarantor shall change its type of organization, jurisdiction of organization or other legal structure unless Agent shall have received not less than thirty (30) Business Days' prior written notice from Administrative Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements as Agent may reasonably require in connection therewith; provided, that, in no event shall any Borrower or Guarantor change its type of organization so that it is other than a registered organization or change its jurisdiction to a jurisdiction outside the United States of America.

      9.2 NEW COLLATERAL LOCATIONS. Each Borrower and Guarantor may only open any new location provided such Borrower or Guarantor (a) such Borrower or Guarantor gives Agent thirty (30) days prior written notice of the intended opening of any such new location, and (b) with respect to any new location in the United States, its territories or possessions, such Borrower or Guarantor executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including amended or supplemental chattel mortgages for recordation with the FAA and UCC Financing Statements.

      9.3   COMPLIANCE WITH LAWS, REGULATIONS, ETC.

            (a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and Permits (including, in the case of Borrowers, the maintenance of Air Carrier Certificates unless a Borrower is required to surrender such Air Carrier Certificate as required by applicable Federal Aviation Laws upon the consummation of a merger of Borrowers to the extent permitted by and in accordance with the terms and conditions of Section 9.7(b) hereof), approvals and orders applicable to it, including the Federal Aviation Laws, and duly observe in all material respects all requirements of any foreign, federal, state or local Governmental Authority.

            (b) Borrowers and Guarantors shall give written notice to Agent promptly upon any Borrower's or Guarantor's receipt of any notice of, or any Borrower's or Guarantor's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Borrower or Guarantor or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of

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business and other than as permitted under any applicable Environmental Law.
Unless otherwise agreed by Agent and Administrative Borrower, copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Borrower or Guarantor to Agent. Each Borrower and Guarantor shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

            (c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is material non-compliance, or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any material non-compliance, with any Environmental Law, Borrowers shall, at Agent's request and Borrowers' expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where material non-compliance or alleged material non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower's or Guarantor's response thereto or the estimated costs thereof, shall change in any material respect.

            (d) Each Borrower and Guarantor shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

      9.4 PAYMENT OF TAXES AND CLAIMS. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books. Each Borrower and Guarantor shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein and each Borrower and Guarantor agrees to indemnify and hold Agent harmless with respect to the foregoing, and to repay to Agent, for the benefit of Lenders, on demand the amount thereof, and until paid by such Borrower or Guarantor such amount shall be added and deemed part of the Loans; PROVIDED, THAT, nothing contained herein shall be construed to require any Borrower or Guarantor to pay any income or franchise taxes attributable to the income or capital of Lenders from any amounts charged or paid hereunder to Lenders. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

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      9.5   INSURANCE. Each Borrower and Guarantor shall, and shall cause any
Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer (whose approval will not be unreasonably withheld). Borrowers and Guarantors shall furnish certificates to Agent as Agent shall reasonably require as proof of such insurance, and, if any Borrower or Guarantor fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days (ten (10) days for non-payment of premium) prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for each Borrower and Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling and amending such insurance. Borrowers and Guarantors shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Agent (whose approval will not be unreasonably withheld). Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates. Without limiting any other rights of Agent or Lenders, any insurance proceeds received by Agent at any time may be applied to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine. Upon application of such proceeds to the Loans, Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds.

      9.6   FINANCIAL STATEMENTS AND OTHER INFORMATION.

            (a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower, Guarantor and its Subsidiaries in accordance with GAAP. Borrowers and Guarantors shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors, and Borrower shall notify the auditors and accountants of Borrowers and Guarantors that Agent is authorized to obtain such information directly from them. Without limiting the foregoing, Borrowers and Guarantors shall furnish or cause to be furnished to Agent, the following: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Atlas Holdings and its Subsidiaries on a consolidated basis as of the end of and through such fiscal month, certified to be correct in all material respects by the chief executive officer or chief financial officer of Atlas Holdings, subject to post period adjustments and no footnotes and accompanied by a compliance certificate substantially in the form of Exhibit D hereto, along with a schedule in a form satisfactory to Agent of the calculations used in determining, as of the

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end of such month, whether Borrowers and Guarantors are in compliance with the covenant set forth in Section 9.17 of this Agreement for such month in which such covenant is required by the terms of such Section 9.17 to be tested and
(ii) within one hundred fifty (150) days after the end of the fiscal year of Atlas Holdings ending December 31, 2004 and ninety (90) days after the end of each fiscal year thereafter, audited consolidated financial statements of Atlas Holdings and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Atlas Holdings and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by Borrowers and acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Atlas Holdings and its Subsidiaries as of the end of and for the fiscal year then ended.

            (b) Borrowers and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $1,000,000 or which if adversely determined would result in any Material Adverse Effect, (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event, unless otherwise agreed by Agent and Borrowers, Borrowers and Guarantors shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $2,500,000 shall have been entered against any Borrower or Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

            (c) Borrowers and Guarantors shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which any Borrower or Guarantor sends to its stockholders generally and copies of all reports and registration statements which any Borrower or Guarantor files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc., it being understood and agreed that Borrowers and Guarantors shall be deemed to have delivered to Agent the documents required by this Section 9.6(c) by posting such documents on the company website of Atlas Holdings (www.atlasair.com) and advising Agent in writing of such posting.

            (d) Borrowers and Guarantors shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrowers and Guarantors, as Agent may, from time to time, reasonably request. Subject to the terms and conditions of the confidentiality provisions of Section 13.5 hereof, Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant. Subject to the terms and conditions of the confidentiality provisions of Section 13.5 hereof, each Borrower and Guarantor hereby irrevocably authorizes and directs all of its accountants or auditors to deliver to Agent, at Borrowers' expense, copies of the financial statements of any Borrower and Guarantor and any reports or management letters prepared by

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such accountants or auditors on behalf of any Borrower or Guarantor and to disclose to Agent and Lenders such information as they may have regarding the business of any Borrower and Guarantor. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Administrative Borrower to Agent or such Lender in writing.

      9.7 SALE OF ASSETS, CONSOLIDATION, MERGER, DISSOLUTION, ETC. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly,

            (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, EXCEPT
THAT:

                  (i) any Subsidiary of Atlas Holdings which is not a Borrower or Guarantor may merge with or consolidate into any other Subsidiary of Atlas Holdings which is not a Borrower or Guarantor, and any wholly-owned Subsidiary of Atlas Holdings which is a Borrower or Guarantor may merge with and into or consolidate with any other wholly-owned Subsidiary of Atlas Holdings; PROVIDED, THAT, each of the following conditions is satisfied as determined by Agent in good faith: (A) Agent shall have received not less than ten (10) Business Days' prior written notice of the intention of such entities to so merge or consolidate, which notice shall set forth in reasonable detail satisfactory to Agent, the persons that are merging or consolidating, which person will be the surviving entity, the locations of the assets of the persons that are merging or consolidating, and the material agreements and documents relating to such merger or consolidation, (B) Agent shall have received such other information with respect to such merger or consolidation as Agent may reasonably request, (C) as of the effective date of the merger or consolidation and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (D) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (E) the surviving corporation shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance satisfactory to Agent, and Borrowers and Guarantors shall execute and deliver such other agreements, documents and instruments as Agent may request in connection therewith; and

                  (ii) nothing set forth in Section 9.7(a)(i) above shall be construed as a limitation upon Section 9.7(c) below.

            (b) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person; EXCEPT FOR

                  (i) sales, transfers or other dispositions of assets other than Accounts or Receivables by a Borrower or a Guarantor to another Borrower or Guarantor;

                  (ii) sales of Inventory in the ordinary course of business,

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                  (iii) customary pooling, exchange and similar arrangements with respect to Engines, Spare Parts and components consistent with the practices of Borrowers as of the date hereof;

                  (iv) asset swaps with respect to Engines, Spare Parts and components; PROVIDED, THAT, the assets received by Atlas Holdings or any of its Subsidiaries shall have a fair market value at least equal to that of the assets transferred and; PROVIDED, FURTHER, that with respect to any asset swap or series of related asset swaps involving assets of Atlas Holdings or any of its Subsidiaries having a market value in excess of $10,000,000, such determination shall be made by the Board of Directors of Atlas Holdings;

                  (v) asset sales by Atlas Freighter Leasing III, Inc. for the purpose of replacing its assets pursuant to and in accordance with the terms and conditions set forth in subsection 9.21 of the AFL III Financing Agreement as in effect on the date hereof; PROVIDED, THAT, the net cash proceeds of such sale (if any) are concurrently therewith applied in full to the repayment of Indebtedness described in the AFL III Financing Agreement and related chattel mortgages or other security agreements or in accordance with the terms and conditions of the AFL III Financing Agreement as in effect on the date hereof;

                  (vi) the sale by Atlas Freighter Leasing III, Inc. of up to four (4) AFL III Aircraft (as defined in the AFL III Financing Agreement) pursuant to and in accordance with the terms and conditions set forth in subsection 6.6(i) of the AFL III Financing Agreement as in effect on the date hereof; PROVIDED, THAT, the net cash proceeds of such sale, if any are concurrently therewith applied in full to the repayment of Indebtedness described in the AFL III Financing Agreement and related chattel mortgages or other security agreements;

                  (vii) the sale by Atlas Air of one (1) Financed Aircraft (as described in the Aircraft Credit Facility Agreement) pursuant to and in accordance with the terms and conditions set forth in subsection 6.7(iv) of the Aircraft Credit Facility Agreement as in effect on the date hereof; PROVIDED, THAT, the net cash proceeds of such sale, if any are concurrently therewith applied in full to the repayment of Indebtedness described in the Aircraft Credit Facility Agreement and related chattel mortgages or other security agreements;

                  (viii) the sale by Atlas Holdings and its Subsidiaries of up to three (3) Aircraft other than the Secured Aircraft if so required pursuant to the EETC Documents as in effect on the date hereof and in accordance with the terms thereof;

                  (ix) the sale or other disposition of Equipment (including worn-out or obsolete Equipment or Equipment no longer used or useful in the business of any Borrower or Guarantor) so long as such sales or other dispositions do not involve Equipment having an aggregate fair market value in excess of $5,000,000 for all such Equipment disposed of in any fiscal year of Borrowers or as Agent may otherwise agree,

                  (x) without limitation upon Section 9.7(b)(iii), 9.7(b)(v), 9.7(b)(vi), 9.7(b)(vii), 9.7(b)(viii) or 9.7(b)(ix) above, the sale or other disposition of (I) Spare Parts, provided that, after giving effect thereto the Borrowers shall be in compliance with the terms of Section 7.3(i) hereof, and
(II) assets not consisting of Accounts by Atlas Holdings and its Subsidiaries having a

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fair market value in an aggregate amount not to exceed $25,000,000 during the term hereof; PROVIDED, THAT, (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (B) the consideration received shall be at least 75% cash; (C) upon any such sale or disposition and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, and (D) all Net Cash Proceeds of any such sale or other disposition shall be paid promptly to Agent for application to the then outstanding Obligations in accordance with Section 6.4 hereof,

                  (xi) leases by Borrowers as lessors or sublessors, of Aircraft and Engines on terms and otherwise in a manner consistent with the conduct of their respective businesses as conducted on the date hereof, including under ACMI Contracts,

                  (xii) the issuance and sale by Atlas Holdings of Capital Stock after the date hereof; PROVIDED, THAT, (A) other than with respect to the issuance of Capital Stock pursuant to the terms of the Reorganization Plan as approved by the Confirmation Order, Agent shall have received not less than ten
(10) Business Days' prior written notice of such issuance and sale by such Borrower or Guarantor, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds, if any, which it is anticipated will be received by such Borrower or Guarantor from such sale, (B) such Borrower or Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except as otherwise permitted in
Section 9.11 hereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letter of Credit Accommodations or the right of any Borrower and Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrowers and Guarantors with Agent and Lenders or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Capital Stock in effect on the date hereof, (D) except as Agent may otherwise agree in writing, all of the net cash proceeds of the sale and issuance of such Capital Stock shall be paid to Agent for application to the Obligations in accordance with the terms and conditions of Section 6.4 hereof and (E) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

                  (xiii) the issuance and/or sale by any Subsidiary of Atlas Holdings (other than a Borrower or Guarantor) of any Capital Stock of such Subsidiary or the sale by any Subsidiary of Atlas Holdings (other than a Borrower or Guarantor) of any other assets; provided, that, (A) no Borrower or Guarantor shall have any liability in respect thereof, and (B) in the event of any sale of Capital Stock of a Subsidiary of Atlas Holdings which is subject to a security interest, lien, charge, pledge or other encumbrance of any Lender, such sale thereof shall be subject to such interest, the purchaser thereof shall be acceptable to Agent in all respects and Agent shall receive, in form and substance satisfactory to Agent, the express written assumption and acknowledgement by such purchaser of the interests of Agent and Lenders and the written agreement of such purchaser to be bound by all of the terms and conditions of the Financing Agreements to the extent of the Capital Stock acquired by such purchaser, and

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                  (xiv) the issuance of Capital Stock of any Borrower or
Guarantor consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of such Borrower or Guarantor for the benefit of its employees, directors and consultants; PROVIDED, THAT, in no event shall such Borrower or Guarantor be required to issue, or shall such Borrower or Guarantor issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default;

            (c) wind up, liquidate or dissolve except that any Subsidiary of Atlas Holdings (other than a Borrower or a Guarantor) and any Guarantor (other than Atlas Holdings) may wind up, liquidate and dissolve; PROVIDED, THAT, with respect to any liquidation or dissolution of any Guarantor, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of such Guarantor shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which any Borrower or Guarantor is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Guarantor shall be duly and validly transferred and assigned to a Borrower or another Guarantor, free and clear of any liens, restrictions or encumbrances other than the security interest and liens of Agent (and Agent shall have received such evidence thereof as Agent may require) and Agent shall have received such deeds, assignments or other agreements as Agent may request to evidence and confirm the transfer of such assets of such Guarantor to a Borrower or other Guarantor, as applicable, (iv) Agent shall have received all documents and agreements that any Borrower or Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution,
(v) no Borrower or Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, (vi) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of such Guarantor to wind up, liquidate or dissolve, and (vii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred; or

            (d) agree to do any of the foregoing.

      9.8 ENCUMBRANCES. Each Borrower and Guarantor shall not, and shall not permit any other Obligor to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except:

            (a) the security interests and liens of Agent for itself and the benefit of Lenders and the security interests and liens of Agent for the benefit of any Affiliate of Agent, any Lender, any Affiliate of any Lender or any other financial institution acceptable to Agent that is party to an

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Interest Rate Protection Agreement to the extent provided for herein and subject to the terms hereof;

            (b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, or Guarantor or other Obligor, as the case may be and with respect to which adequate reserves have been set aside on its books;

            (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower's, Guarantor's or other Obligor's business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured (subject to customary deductibles) and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or other Obligor, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

            (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, Guarantor or other Obligor as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

            (e) purchase money security interests in Aircraft or other Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Sections 9.9(b) and 9.9(g) hereof;

            (f) liens and security interests in favor of EETC Trustee, for itself and the benefit of EETC Certificate Holders, to secure the Indebtedness of Atlas Air to EETC Certificate Holders under the EETC Documents as in effect on the date hereof, as permitted under Section 9.9(h) below, which liens and security interests are subject and subordinate to the liens and security interests of Agent, for itself and the benefit of Lenders, pursuant to and in accordance with the terms of the provisions of the EETC Intercreditor Agreement, the Reorganization Plan, the Confirmation Order and the EETC Documents;

            (g) liens and security interests in favor of mortgagees, lessors and sublessors of Aircraft and Engines identified as such on Schedule 9.9 to the Information Certificate or acquired on a purchase money basis in accordance with
Section 9.9(b) hereof to Borrowers pursuant to the Existing Aircraft Financings, in each case subject to and in accordance with the terms thereof as in effect on the date hereof, to secure the Indebtedness permitted under Sections 9.9(b) and 9.9(i) hereof;

            (h) pledges and deposits of cash by any Borrower or Guarantor after the date hereof in the ordinary course of business in connection with workers' compensation, unemployment

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insurance and other types of social security benefits consistent with the current practices of such Borrower or Guarantor as of the date hereof;

            (i) pledges and deposits of cash by any Borrower or Guarantor after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), overflight fees, landing fees statutory obligations and other similar obligations, in each case in the ordinary course of business consistent with the current practices of such Borrower or Guarantor as of the date hereof; PROVIDED, THAT, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall not have any rights in or to, or other interest in, any of the Collateral other than such cash;

            (j) liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Borrower or Guarantor located on the premises of such Borrower or Guarantor (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower or Guarantor and the precautionary UCC financing statement filings in respect thereof;

            (k) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default; PROVIDED, THAT,
(i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Agent may establish a Reserve with respect thereto;

            (1) the security interests and liens to secure Refinancing Indebtedness to the extent permitted under Section 9.9 below;

            (m) pledges and deposits by Borrowers and Guarantors of cash in an aggregate amount not to exceed $2,500,000 to secure Indebtedness of any Borrower or Guarantor arising under Interest Rate Protection Agreements to the extent permitted by Section 9.9(e) hereof;

            (n) pledges and deposits by Borrowers and Guarantors of cash in an aggregate amount of $2,500,000 as of the date hereof to secure the Indebtedness arising in respect of the Existing Letters of Credit as provided by Section 9.9(k) hereof; and

            (o) the security interests and liens set forth on Schedule 8.4 to the Information Certificate.

            (p) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

      9.9 INDEBTEDNESS. Each Borrower and Guarantor shall not, and shall not permit any other Obligor to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

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            (a) the Obligations;

            (b) purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Aircraft and other Equipment, consistent with the conduct of the businesses of Borrowers and Guarantors as of the date hereof (including Capital Leases) and purchase money mortgages on Real Property not to exceed $10,000,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of such Borrower, Guarantor or Subsidiary other than the Equipment or Real Property so acquired and the proceeds of the disposition thereof, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

            (c) guarantees by any Borrower or Guarantor of the Obligations of the other Borrowers or Guarantors in favor of Agent for the benefit of Lenders;

            (d) the Indebtedness of any Borrower or Guarantor to any other Borrower or Guarantor arising after the date hereof pursuant to loans by any Borrower or Guarantor permitted under Section 9.10(g) hereof;

            (e) Indebtedness of any Borrower or Guarantor entered into in the ordinary course of business pursuant to Interest Rate Protection Agreements; PROVIDED, THAT, (i) such arrangements are either with a Lender or an Affiliate thereof or with banks or other financial institutions that have combined capital and surplus and undivided profits of not less than $250,000,000 and are reasonably acceptable to Agent, (ii) are not for speculative purposes and (iii) such Indebtedness shall be unsecured, except (A) as to obligations under Interest Rate Protection Agreements with a Lender or an Affiliate of a Lender or another financial institution, in each case approved by Agent, to the extent of the security interest of Agent in the Collateral as provided herein or (B) to the extent permitted pursuant to and in accordance with Section 9.8(m) hereof;

            (f) unsecured Indebtedness of any Borrower or Guarantor (consistent with the business practices of such Borrower or Guarantor as of the date hereof and arising after the date hereof) to any third person (but not to any other Borrower or Guarantor); PROVIDED, THAT, each of the following conditions is satisfied as determined by Agent: (i) such Indebtedness shall be on terms and conditions acceptable to Agent and shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to the terms of an intercreditor agreement between Agent and such third party, in form and substance satisfactory to Agent, (ii) Agent shall have received not less than ten (10) days prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto, (iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) except as Agent may otherwise agree in writing, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to Agent for application to the outstanding Obligations in

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accordance with Section 6.4 hereof, (v) in no event shall the aggregate principal amount of such Indebtedness incurred during the term of this Agreement exceed $10,000,000, (vi) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (vii) such Borrower and Guarantor shall not, directly or indirectly,
(A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, such Borrower or Guarantor may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to amend or waive any non-monetary covenant compliance or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (viii) Borrowers and Guarantors shall furnish to Agent all material notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

            (g) Indebtedness of any Borrower or Guarantor to any third person (but not to any other Borrower or Guarantor) in addition to the unsecured Indebtedness referred to in Section 9.9(f) above; PROVIDED, THAT, each of the following conditions is satisfied as determined by Agent in good faith: (i) Agent shall have received not less than ten (10) days prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto,
(ii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness promptly after their execution and delivery, (iii) except as Agent may otherwise agree in writing, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to Agent for application to the outstanding Obligations in accordance with Section 6.4 hereof, (iv) such Indebtedness is permitted under and subject to the terms and conditions of Section 6.1(v) of the Aircraft Credit Facility Agreement (as in effect on the date hereof), (v) in no event shall the aggregate principal amount of such Indebtedness incurred during the term of this Agreement exceed $10,000,000, unless, in addition to all other conditions set forth in this
Section 9.9(g), as of the date of the incurrence of such Indebtedness and after giving effect thereto, Excess Availability shall be not less than $20,000,000,
(vi) as of the date of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred,
(vii) such Borrower and Guarantor shall not, directly or indirectly, amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, such Borrower or Guarantor may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to amend or waive any non-monetary covenant compliance, and (viii) Borrowers and Guarantors shall furnish to Agent all material notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly

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after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

            (h) the Indebtedness of Atlas Air incurred with respect to the EETC Transactions; PROVIDED, THAT, each of the following conditions is satisfied as determined by Agent:

                  (i) the aggregate principal amount of such Indebtedness shall not exceed $506,224,889 less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory, in respect thereof,

                  (ii) Agent shall have received true, correct and complete copies of all EETC Documents (subject to redaction or non-delivery as required by any confidentiality provisions contained therein or with respect thereto), each as duly authorized, executed and/or delivered, as applicable, by the parties thereto,

                  (iii) Agent shall have received the EETC Intercreditor Agreement,

                  (iv) Borrowers and Guarantors shall not, directly or indirectly, make, or be required to make, any payments in respect of such Indebtedness, EXCEPT, THAT. Borrowers and Guarantors may make regularly scheduled monthly payments in respect of Aircraft subject to the EETC Transactions, in an aggregate amount in each month not to exceed the amount specified for such month in Schedule 9.9 to the Information Certificate with respect to such regularly scheduled payments plus payments required using proceeds of sales of Aircraft to the extent permitted by and in accordance with the terms and conditions of Section 9.7(b)(viii) hereof; PROVIDED, THAT, as of the date of each such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing or would result therefrom; EXCEPT, FURTHER, THAT. Borrowers and Guarantors may make prepayments with respect thereto in addition to such regularly scheduled payments; PROVIDED, THAT, (A) commencing on and after January 1, 2006, as of the date of each such prepayment and after giving affect thereto, the aggregate amount of (1) such prepayments (on a consolidated basis) with respect to any fiscal year of Borrowers and Guarantors (each, a "Reference Year") PLUS (2) the sum of all prepayments and other payments made with respect to such Reference Year in respect of dividends, redemptions or repurchases of Capital Stock pursuant to
Section 9.11 hereof PLUS all prepayments of Indebtedness pursuant to Sections 9.9(g),9.9(i),9.9(j) and 9.9(m) hereof, shall not in the aggregate exceed fifty (50%) percent of the amount of the Consolidated Net Income of Atlas Holdings for the immediately preceding Reference Year, and (B) as of the date of each such payment and after giving effect thereto, Excess Availability shall be not less than $25,000,000, and (C) as of the date of each such prepayment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing or would result therefrom,

                  (v) Borrowers and Guarantors shall not, directly or indirectly, (A) materially amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees

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in connection therewith, or to amend or waive any non-monetary covenant compliance or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to payments permitted in Sections 9.9(h)(iv) hereof), or set aside or otherwise deposit or invest any sums for such purpose, and

                  (vi) Administrative Borrower shall furnish to Agent all material demands or notices in connection with such Indebtedness either received by a Borrower or Guarantor promptly after the receipt thereof, or sent by a Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

            (i) the Indebtedness of Borrowers and Guarantors evidenced by or arising under the Aircraft Credit Facility Agreement (as in effect on the date hereof); PROVIDED, THAT, each of the following conditions is satisfied as determined by Agent:

                  (i) the aggregate principal amount of such Indebtedness shall not exceed $40,667,209 less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory, in respect thereof,

                  (ii) Agent shall have received a true, correct and complete copy of the Aircraft Facility Agreement and all agreements, documents and instruments requested by it related to the Aircraft Credit Facility Agreement (subject to any confidentiality provisions contained therein), each as duly authorized, executed and/or delivered, as applicable, by the parties thereto,

                  (iii) Borrowers and Guarantors shall not, directly or indirectly, make, or be required to make, any payments in respect of such Indebtedness, EXCEPT, THAT, Borrowers and Guarantors may make regularly scheduled monthly payments in respect of Aircraft subject to such Aircraft Credit Facility Agreement, in an aggregate amount in each month not to exceed the amount specified for such month in Schedule 9.9 to the Information Certificate with respect to such regularly scheduled monthly payments plus payments required using proceeds of sales of Aircraft to the extent permitted by and in accordance with the terms and conditions of Section 9.7(b)(vii) hereof; PROVIDED, THAT, as of the date of each such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing or would result therefrom; EXCEPT, FURTHER, THAT, Borrowers and Guarantors may make prepayments with respect thereto in addition to such regularly scheduled payments; PROVIDED, THAT. (A) commencing on and after January 1, 2006, as of the date of each such prepayment and after giving affect thereto, the aggregate amount of (1) such prepayments (on a consolidated basis) with respect to any fiscal year of Borrowers and Guarantors (each, a "Reference Year") PLUS (2) the sum of all prepayments and other payments made with respect to such Reference Year in respect of dividends, redemptions or repurchases of Capital Stock pursuant to Section 9.11 hereof PLUS all prepayments of Indebtedness pursuant to Sections 9.9(g), 9.9(h), 9.9(j), and 9.9(m) hereof, shall not in the aggregate exceed fifty (50%) percent of the amount of the Consolidated Net Income of Atlas Holdings for the immediately preceding Reference Year, and (B) as of the date of each such payment and after giving effect thereto, Excess Availability shall be not less than $25,000,000, and (C) as of the date of each such prepayment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing or would result therefrom,

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                  (iv) Borrowers and Guarantors shall not, directly or
indirectly, (A) materially amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to amend or waive any non-monetary covenant compliance or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted by Section 9.9(i)(iii) hereof), or set aside or otherwise deposit or invest any sums for such purpose, and

                  (v) Administrative Borrower shall furnish to Agent all material demands or notices in connection with such Indebtedness either received by a Borrower or Guarantor promptly after the receipt thereof, or sent by a Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

            (j) the Indebtedness of Borrowers and Guarantors evidenced by or arising under the Existing Aircraft Financings (as in effect on the date hereof); PROVIDED, THAT, each of the following conditions is satisfied as determined by Agent:

                  (i) the aggregate principal amount of such Indebtedness shall not exceed $47,619,910 less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory, in respect thereof,

                  (ii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments requested by it related to the Existing Aircraft Financings (subject to any confidentiality provisions contained therein), each as duly authorized, executed and/or delivered, as applicable, by the parties thereto,

                  (iii) Borrowers and Guarantors shall not, directly or indirectly, make, or be required to make, any payments in respect of such Indebtedness, EXCEPT, THAT, Borrowers and Guarantors may make regularly scheduled monthly payments in respect of Aircraft subject to such Existing Aircraft Financings, in an aggregate amount in each month not to exceed the amount specified for such month in Schedule 9.9 to the Information Certificate with respect to such month; PROVIDED, THAT, as of the date of each such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing or would result therefrom; EXCEPT, FURTHER, THAT, Borrowers and Guarantors may make prepayments with respect thereto in addition to such regularly scheduled payments; PROVIDED, THAT. (A) commencing on and after January 1, 2006, as of the date of each such prepayment and after giving affect thereto, the aggregate amount of (1) such prepayments (on a consolidated basis) with respect to any fiscal year of Borrowers and Guarantors (each, a "Reference Year") PLUS (2) the sum of all prepayments and other payments made with respect to such Reference Year in respect of dividends, redemptions or repurchases of Capital Stock pursuant to Section 9.11 hereof PLUS all prepayments of Indebtedness pursuant to Sections 9.9(g), 9.9(h), 9.9(i), and 9.9(m) hereof, shall not in the aggregate exceed fifty (50%) percent of the amount of the Consolidated Net Income of Atlas Holdings for the immediately preceding Reference Year, and (B) as of the date of each such payment and after giving effect thereto, Excess Availability shall be not less than

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$25,000,000, and (C) as of the date of each such prepayment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing or would result therefrom,

                  (iv) Borrowers and Guarantors shall not, directly or indirectly, (A) materially amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to amend or waive any non-monetary covenant compliance or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to payments permitted by Section 9.9(j)(iii) hereof), or set aside or otherwise deposit or invest any sums for such purpose, and

                  (v) Administrative Borrower shall furnish to Agent all material demands or notices in connection with such Indebtedness either received by a Borrower or Guarantor promptly after the receipt thereof, or sent by a Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

            (k) Indebtedness of Atlas Holdings and its Subsidiaries in respect of the Existing Letters of Credit; PROVIDED, THAT, none of the Existing Letters of Credit shall be amended, renewed or extended and Borrowers and Guarantors shall not cause to be issued during the term hereof for the account of any Borrower or Guarantor or in respect of which any of them shall be liable, letters of credit other than Letter of Credit Accommodations;

            (l) Indebtedness of any Borrower or Guarantor arising after the date hereof issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for Indebtedness permitted under Section 9.9(b), Section 9.9(f), Section 9.9(g), Section 9.9(h), Section 9.9(i), Section 9.9(j) and Section 9.9(m) hereof (the "Refinancing Indebtedness"); PROVIDED, THAT, as to any such Refinancing Indebtedness, each of the following conditions is satisfied: (A) Agent shall have received not less than thirty (30) days prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request,
(B) promptly upon Agent's request, Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (C) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, or substituted for, (D) the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least subordinated (if subordinated) to, the Obligations as the Indebtedness being extended, refinanced, replaced or substituted for, (E) the Refinancing Indebtedness shall not include terms and conditions with respect to any Borrower or Guarantor which are more burdensome or restrictive in any material respect than those included in the Indebtedness so extended, refinanced, replaced or substituted for, (F) such Indebtedness incurred by any Borrower or

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Guarantor shall be at rates and with fees or other charges that are commercially reasonable, (G) the incurring of such Indebtedness shall not result in an Event of Default, (H) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, replaced or substituted for (plus the amount of refinancing fees and expenses incurred in connection therewith outstanding on the date of such event), (I) the Refinancing Indebtedness shall be secured by substantially the same assets (or less of such assets) that secure the Indebtedness so extended, refinanced, replaced or substituted for, provided, that, such security interests with respect to the Refinancing Indebtedness shall have a priority no more senior than, and be at least as subordinated, if subordinated (on terms and conditions substantially similar to the subordination provisions applicable to the Indebtedness so extended, refinanced, replaced or substituted for or as is otherwise acceptable to Agent) as the security interest with respect to the Indebtedness so extended, refinanced, replaced or substituted for, (J) in the case of Refinancing Indebtedness with respect to an Aircraft, Agent shall have received from the secured party with respect thereto a lien clarification agreement, in form and substance satisfactory to Agent, duly authorized, executed and delivered to Agent by such secured party, (K) Borrowers and Guarantors may only make payments of principal, interest and fees, if any, in respect of such Indebtedness to the extent such payments would have been permitted hereunder in respect of the Indebtedness so extended, refinanced, replaced or substituted for (and except as otherwise permitted below), (L) Borrowers and Guarantors shall not, directly or indirectly, (1) materially amend, modify, alter or change any terms of the agreements with respect to such Refinancing Indebtedness, except that Borrowers and Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof to the extent permitted with respect to the Indebtedness so extended, refinanced, replaced or substituted for, or (2) redeem, retire, defease, purchase or otherwise acquired such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose (other than with Refinancing Indebtedness to the extent permitted herein and to the extent permitted with respect to the Indebtedness so extended, refinanced, replaced or substituted for), and (M) Borrowers and Guarantors shall furnish to Agent copies of all material notices or demands in connection with Indebtedness received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be; and

            (m) the Indebtedness set forth on Schedule 9.9(m) to the Information Certificate; PROVIDED, THAT, (i) Borrowers and Guarantors may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, EXCEPT, THAT, commencing on and after January 1, 2006, Borrowers and Guarantors may make prepayments with respect thereto in addition to such regularly scheduled payments; PROVIDED, THAT, (A) as of the date of each such prepayment and after giving affect thereto, the aggregate amount of (1) such prepayments (on a consolidated basis) with respect to any fiscal year of Borrowers and Guarantors (each, a "Reference Year") PLUS (2) the sum of all prepayments and other payments made with respect to such Reference Year in respect of dividends, redemptions or repurchases of Capital Stock pursuant to Section 9.11 hereof PLUS all prepayments of Indebtedness pursuant to Sections 9.9(g), 9.9(h), 9.9(i), and 9.9(j) hereof, shall not in the aggregate exceed fifty (50%) percent of the amount of the Consolidated Net Income of Atlas Holdings for the immediately preceding Reference Year, and (B) as of the date of each such payment and after giving effect thereto, Excess Availability shall be not less than

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$25,000,000, and (C) as of the date of each such prepayment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing or would result therefrom, (ii) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except, that, Borrowers and Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose (except with respect to regularly scheduled payments or other payments as may be permitted hereunder), and (iii) Borrowers and Guarantors shall furnish to Agent all material notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.

      9.10 LOANS, INVESTMENTS, ETC. Each Borrower and Guarantor shall not, and shall not permit any other Obligor to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or create, form or acquire any new Subsidiary, or agree to do any of the foregoing, except:

            (a) the endorsement of instruments for collection or deposit in the ordinary course of business;

            (b) the Domestic Cash Reserve; PROVIDED, THAT, the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

            (c) the Foreign Cash Reserve;

            (d) investments in cash or Cash Equivalents other than the Domestic Cash Reserve or the Foreign Cash Reserve; PROVIDED, THAT, (i) no Loans are then outstanding or, if Loans are then outstanding, no Sweep Event has occurred and
(ii) the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

            (e) the existing loans, advances and equity investments of each Borrower and Guarantor as of the date hereof in its Subsidiaries, the Polar Air Cargo, Inc. General Unsecured Creditors Trust and GSS; PROVIDED, THAT, no Borrower or Guarantor shall have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of the foregoing except for those, if any, expressly contemplated by the Plan, and other additional loans, advances and investments in an aggregate amount not to exceed $2,000,000 for such Subsidiaries, the Polar Air Cargo, Inc. General Unsecured Creditors Trust and GSS;

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            (f) loans and advances by any Borrower or Guarantor to employees of such Borrower or Guarantor not to exceed the principal amount of $1,000,000 in the aggregate at any time outstanding for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Borrower or Guarantor and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

            (g) stock or obligations issued to any Borrower or Guarantor by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower or Guarantor in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; PROVIDED, THAT, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent's request, together with such stock power, assignment or endorsement by such Borrower or Guarantor as Agent may request;

            (h) obligations of (i) account debtors to any Borrower or Guarantor arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower or Guarantor, and (ii) purchasers of assets owed to any Borrower or Guarantor pursuant to any sale of assets permitted hereunder, which obligations are evidenced by a promissory note made by such purchaser payable to such Borrower or Guarantor; PROVIDED, THAT, promptly upon the receipt of the original of any such promissory note by such Borrower or Guarantor, such promissory note shall be endorsed to the order of Agent by such Borrower or Guarantor and promptly delivered to Agent as so endorsed;

            (i) loans, advances or investments by a Borrower to another Borrower after the date hereof; PROVIDED, THAT,

as to all of such loans, advances or investments (A) within thirty (30) days after the end of each fiscal month, Borrowers shall provide to Agent a report in form and substance satisfactory to Agent of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month, and (B) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require,

            (j) (i) loans, advances or investments by a Borrower to a Guarantor or loans, advances or investments by a Guarantor to a Borrower or another Guarantor after the date hereof; PROVIDED, THAT, as to all of such loans, advances or investments, (A) within thirty (30) days after the end of each fiscal month, Borrowers shall provide to Agent a report in form and substance satisfactory to Agent of the outstanding amount of such loans, advances or investments as of the last day of the immediately preceding month and indicating any loans, advances or investments made and payments received during the immediately preceding month, (B) the Indebtedness arising pursuant to any such loan or advance shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent upon its request to hold as part of the Collateral, with such

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endorsement and/or assignment by the payee of such note or other instrument as
Agent may require, and (C) as of the date of any such loan, advance or investment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

                  (ii) as to loans by a Guarantor to a Borrower, (A) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent, (B) promptly upon Agent's request, Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor and such Borrower, and (C) such Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness at any time that a Default or Event of Default shall exist or have occurred and be continuing.

            (k) the formation or acquisition by a Borrower or Guarantor after the date hereof of one or more Subsidiaries incorporated or organized under the laws of any state of the United States of America; PROVIDED, THAT: (i) such Borrower or Guarantor (as the case may be) shall cause any such Subsidiary to execute and deliver to Agent, in form and substance satisfactory to Agent, (A) an absolute and unconditional guarantee of payment of the Obligations, (B) a security agreement granting to Agent a first priority security interest and lien (except as otherwise consented to in writing by Agent) upon all of the assets of any such Subsidiary, (C) related UCC financing and FAA registration statements, and (D) such other agreements, documents and instruments as Agent may require, including, but not limited to, supplements and amendments hereto and other loan agreements or instruments evidencing Indebtedness of such new Subsidiaries to Agent, (ii) such Borrower or Guarantor (as the case may be) shall (A) execute and deliver to Agent, in form and substance satisfactory to Agent, a pledge and security agreement granting to Agent a first pledge of and lien on all of the issued and outstanding shares of Capital Stock of any such Subsidiary, and (B) deliver the original stock certificates evidencing such shares of Capital Stock (or such other evidence as may be issued in the case of a limited liability company), together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a limited liability company in which such interests are certificated, or otherwise take such actions as Agent shall require with respect to Agent's security interests therein), (iii) the Subsidiary formed or acquired shall be engaged in a business related, ancillary or complimentary to the businesses of Borrowers as conducted on the date hereof,
(iv) the sum of (A) the aggregate amount of all loans, advances, capital contributions or other investments or payments by Borrowers and Guarantors to, or for the acquisition of, all of such Subsidiaries or otherwise in connection therewith, plus (B) the aggregate amount of all loans or investments made which are permitted under Section 9.10(l) below, plus (C) the aggregate of all amounts paid in connection with purchases permitted under Section 9.10(m) below, shall not in the aggregate exceed $10,000,000 during the term of this Agreement, (v) in the case of loans and advances, the original of any promissory note or other instrument evidencing the Indebtedness arising pursuant to such loans and advances shall be delivered, or caused to be delivered, to Agent, at Agent's option, together with an appropriate endorsement and with full recourse to the payee thereof, (vi) as of the date of any such loan, advance, capital contribution or other investment or payment by such Borrower or Guarantor to, or for the acquisition of, any

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such Subsidiary or otherwise in connection therewith and after giving effect thereto, Excess Availability shall be not less than $25,000,000, (vii) Agent shall have received (A) not less than ten (10) Business Days' prior written notice of the formation or acquisition of any such Subsidiary and such information with respect thereto as Agent may request, and (B) true, correct and complete copies of all agreements, documents and instruments relating thereto and (viii) as of the date of any such loan, advance, capital contribution or other investment or payment, no Default or Event of Default shall exist or have occurred and be continuing;

            (l) loans, advances or investments (but not in any case of Accounts or Receivables) by any Borrower or Guarantor to any Person (other than another Borrower or Guarantor) after the date hereof or investment by any Borrower or Guarantor by capital contribution in any Person after the date hereof (other than another Borrower or Guarantor); PROVIDED, THAT, as to any such loans or investments, each of the following conditions is satisfied as determined by Agent (except as Agent may otherwise agree): (i) the Person receiving such loan or investment is engaged in a business related, ancillary or complimentary to the businesses of Borrowers as conducted on the date hereof, (ii) the sum of (A) the aggregate amount of any such loans or investments, plus (B) all loans, advances, capital contributions or other investments or payments permitted under
Section 9.10(k) above, plus (C) the aggregate of all amounts paid in connection with purchases permitted under Section 9.10(m) below, shall not in the aggregate exceed $10,000,000 during the term of this Agreement, (iii) as of the date of any such loan or investment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (iv) in the case of an investment by capital contribution, unless otherwise prohibited by the terms of such capital contribution or the organizational documents of the entity to which such capital contribution is made, at Agent's option, the original stock certificate or other instrument evidencing such capital contribution (or such other evidence as may be issued in the case of a limited liability company) shall be promptly delivered to Agent, together with such stock power, assignment or endorsement as Agent may request, and promptly upon Agent's request, such Borrower or Guarantor shall execute and deliver to Agent in form and substance satisfactory to Agent, a pledge and security agreement granting to Agent a first pledge of and lien on all of the issued and outstanding shares of such stock or other instrument or interest (and in the case of a limited liability company take such other actions as Agent shall require with respect to Agent's security interests therein), (v) in the case of loans of money or property, the original of any promissory note or other instrument evidencing the Indebtedness arising pursuant to such loans shall be delivered, or caused to be delivered, to Agent, at Agent's option, together with an appropriate endorsement and with full recourse to the payee thereof, (vi) as of the date of any such loan or investment and after giving effect thereto, Excess Availability shall be not less than $25,000,000 and (vii) Agent shall have received (A) not less than ten
(10) Business Days' prior written notice thereof setting forth in reasonable detail the nature and terms thereof, (B) true, correct and complete copies of all agreements, documents and instruments relating thereto and (C) such other information with respect thereto as Agent may request;

            (m) the purchase by any Borrower or Guarantor of all or a substantial part of the assets or property of any person located in the United States (other than Capital Stock); PROVIDED, THAT, each of the following conditions is satisfied as determined by Agent;

                  (i) Agent shall have received not less than ten (10) Business Days' prior written notice of the proposed acquisition and such information with respect thereto as Agent

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may request, including (A) the proposed date and amount of the acquisition, (B)
a list and description of the assets to be acquired, and (C) the total purchase price for the assets to be purchased (and the terms of payment of such purchase price),

                  (ii) as of the date of such purchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

                  (iii) promptly upon Agent's request, such Borrower or Guarantor shall deliver, or cause to be delivered to Agent, true, correct and complete copies of all agreements, documents and instruments relating to such acquisition,

                  (iv) the assets and properties being acquired by such Borrower or Guarantor shall be substantially consistent with, and related to, the business of such Borrower or Guarantor as conducted on the date hereof,

                  (v) the assets acquired by such Borrower or Guarantor shall be free and clear of any security interest, mortgage, pledge, lien, charge or other encumbrance and Agent shall have received evidence satisfactory to it of the same (other than security interests and liens permitted under Section 9.8 hereof),

                  (vi) the acquisition by such Borrower or Guarantor of such assets shall not violate any law or regulation or any order or decree of any court or Governmental Authority in any respect and shall not and will not conflict with or result in the breach of, or constitute a default in any respect under, any agreement, document or instrument to which any Borrower, Guarantor or any Affiliate is a party or may be bound, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property of any Borrower, Guarantor or any Affiliate or violate any provision of the certificate of incorporation or by-laws of any Borrower or Guarantor,

                  (vii) such purchase shall be on commercially reasonable prices and terms and in a BONA FIDE arms' length transaction,

                  (viii) Borrowers and Guarantors shall not become obligated with respect to any Indebtedness, nor any of their property become subject to any security interest or lien, pursuant to such acquisition unless Borrowers and Guarantors could incur such Indebtedness or create such security interest or lien hereunder or under the other Financing Agreements,

                  (ix) Agent shall have received, in form and substance satisfactory to Agent, (A) evidence that Agent has valid and perfected security interests in and liens upon the assets purchased, (B) UCC Financing Statements and FAA registrations, (C) all Collateral Access Agreements for locations where books and records are kept in respect of Accounts or Receivables that Borrowers wish to have considered by Agent as the basis for the making of Loans, and other consents, waivers, acknowledgments and other agreements from third persons which Agent may reasonably deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, (D) the agreement of the seller consenting to the collateral assignment by Borrower or Guarantor of all rights and remedies and claims for damages of Borrower or Guarantor relating to the Collateral (including, without limitation, any bulk sales indemnification) under the agreements, documents and instruments

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relating to such acquisition and (E) such other agreements, documents and instruments as Agent may request in connection therewith,

                  (x) in no event shall any Accounts so acquired by a Borrower pursuant to such acquisition be deemed Eligible Accounts unless and until Agent shall have conducted a field examination with respect thereto and then only to the extent the criteria for Eligible Accounts set forth herein are satisfied with respect thereto (or such other or additional criteria as Agent may, at its option, establish with respect thereto), and upon the request of Agent, the Accounts acquired by such Borrower pursuant to such acquisition shall at all times after such acquisition be separately identified and reported to Agent in a manner satisfactory to Agent,

                  (xi) not less than ten (10) Business Days' prior to the date of such acquisition, Agent shall have received projected financial statements approved by the Board of Directors of such Borrower or Guarantor reflecting the projected effect of such acquisition on Borrowers for the remaining portion of the then current year and for the succeeding years after giving effect to the acquisition (including forecasted income statements, cash flow statements and balance sheets) prepared on a summary basis as to the current year and the immediately succeeding year, in each case, all in reasonable detail, together with such supporting information as Agent may reasonably request, which projections shall represent Borrowers' reasonable best estimate of the future financial performance of Borrowers for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable in light of current and reasonably foreseeable business conditions,

                  (xii) the sum of (A) the aggregate amount of all payments by Borrowers and Guarantors in connection with all of such acquisitions, plus (B) the aggregate amount of all loans, advances, capital contributions or other investments or payments permitted under Section 9.10(k) above, plus (C) the aggregate amount of all loans or investments permitted under Section 9.10(1) above, shall not exceed $10,000,000 outstanding at any time during the term of this Agreement, and

                  (xiii) as of the date of any such acquisition and after giving effect thereto, the Excess Availability shall be not less than $25,000,000;

            (n) the loans, advances and investments set forth on Schedule 9.10 to the Information Certificate and all renewals, extensions or replacements thereof; PROVIDED, THAT, as to such loans, advances and investments, Borrowers and Guarantors shall not, directly or indirectly, materially amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such loans and advances either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.

      9.11 DIVIDENDS AND REDEMPTIONS. Each Borrower and Guarantor shall not, directly or indirectly, declare or pay any dividends on account of any shares or class of any Capital Stock of such Borrower or Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any

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shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that:

            (a) any Borrower or Guarantor may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock for consideration in the form of shares of common stock (so long as after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur);

            (b) Borrowers and Guarantors may pay dividends, purchase, redeem or repurchase any of their Capital Stock to the extent permitted in Section 9.12 below;

            (c) any Subsidiary of a Borrower or Guarantor may pay dividends to a Borrower or Guarantor;

            (d) Borrowers and Guarantors may repurchase Capital Stock consisting of common stock held by employees pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan; PROVIDED, THAT, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or its or their property are bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $1,000,000; and

            (e) Atlas Holdings may pay dividends or may redeem or repurchase any of its Capital Stock; PROVIDED, THAT, as to any payment of such dividend or for such redemption or repurchase each of the following conditions is satisfied:

                  (i) such payment shall be made with funds legally available therefor,

                  (ii) such dividend or redemption or repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which a Borrower or Guarantor is a party or by which a Borrower or Guarantor or its properties are bound,

                  (iii) as of the date of the payment of each such dividend or redemption or repurchase, and after giving effect thereto, the aggregate amount of (A) all such payments (on a consolidated basis) made in any fiscal year of Borrowers and Guarantors PLUS (B) commencing after January 1, 2006, all payments and prepayments with respect to Indebtedness made pursuant to the exception set forth in Section 9.9(g)(iv) hereof with respect to repayments or prepayments of Indebtedness made in such fiscal year, shall not exceed the amount equal to fifty (50%) percent of the Consolidated Net Income of Atlas Holdings in the immediately preceding Reference Year (and as to which such payments relate),

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                  (iv) as of the date of the payment of such dividend or
redemption or repurchase and after giving effect thereto, the aggregate amount of the Excess Availability shall not be less than $25,000,000, and

                  (v) as of the date of the payment of such dividend or redemption or repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

      9.12 TRANSACTIONS WITH AFFILIATES. Except as set forth on Schedule 9.12, each Borrower and Guarantor shall not, directly or indirectly:

            (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of such Borrower or Guarantor, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or Guarantor's business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm's length transaction with an unaffiliated person; or

            (b) make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of such Borrower or Guarantor, EXCEPT, in each case, for (i) reasonable compensation to officers, employees and directors for services rendered to such Borrower or Guarantor in the ordinary course of business, and
(ii) payments by any Subsidiary of Atlas Holdings to Atlas Holdings for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by Atlas Holdings on behalf of such Subsidiary, in the ordinary course of their respective businesses or as the same may be directly attributable to such Subsidiary and for the payment of taxes by or on behalf of Atlas Holdings.

      9.13 COMPLIANCE WITH ERISA. Each Borrower and Guarantor shall, and shall cause each of its ERISA Affiliates, to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal and state law; (b) cause each Plan which is qualified under
Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a material tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (g) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

      9.14 END OF FISCAL YEARS; FISCAL QUARTERS. Each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries' (a) fiscal years to end on

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December 31 of each year and (b) fiscal quarters to end on March 31, June 30,
September 30 and December 31 of each year.

      9.15 CHANGE IN BUSINESS. Each Borrower and Guarantor shall not engage in any business other than the business of such Borrower or Guarantor on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower or Guarantor is engaged on the date hereof.

      9.16 LIMITATION OF RESTRICTIONS AFFECTING SUBSIDIARIES. Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; (b) make loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor and customary provisions restricting the disposition or encumbrance of property subject to purchase money financing arrangements otherwise permitted under this Agreement, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor,
(v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, and (vi) all contractual obligations in existence on the date hereof and the extension or continuation thereof; PROVIDED, THAT, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

      9.17 EBITDAR. At any time Excess Availability is less than $30,000,000, the EBITDAR of Atlas Holdings and its Subsidiaries on a consolidated basis shall be measured monthly for the immediately preceding twelve (12) month period and shall be not less than the amount specified on Schedule 9.17 hereto with respect to each such period.

      9.18 EXCESS AVAILABILITY. Borrowers shall at all times have and maintain Excess Availability of not less than $5,000,000.

      9.19  CAPITAL EXPENDITURES.

            (a) Borrowers shall not directly or indirectly, make or commit to make, whether through purchase, capital leases or otherwise, Capital Expenditures on a non-cumulative basis in excess of a total aggregate amount of $25,000,000 (the "Base Amount") during any fiscal year of Borrowers (exclusive of mandatory Capital Expenditures for avionics improvements or compliance prescribed by the FAA or Federal Aviation Act Laws of up to the aggregate amount

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of $7,000,000 during the term hereof); provided, that, (i) if the aggregate amount of Capital Expenditures expended by Borrowers during the fiscal year of Borrowers ending December 31, 2004, is less than the Base Amount for such fiscal year, then the amount of Capital Expenditures permitted to be expended pursuant to this Section 9.19 in the immediately succeeding fiscal year of Borrowers and Guarantors shall be increased by the lesser of (A) such shortfall and (B) $6,000,000 and (ii) if the aggregate amount of Capital Expenditures expended by Borrowers during any fiscal year thereafter, commencing with the fiscal year of Borrowers ending December 31, 2005 is less than the Base Amount for such fiscal year, then the amount of Capital Expenditures permitted to be expended pursuant to this Section 9.19 in the immediately succeeding fiscal year of Borrowers and Guarantors shall be increased by the lesser of (A) such shortfall and (B) $12,500,000.

            (b) Notwithstanding anything to the contrary set forth in this Loan Agreement (including Section 9.19(a) above) or any of the other Financing Agreements, Blade and Disk Expenditures (as hereinafter defined) and Back to Birth Expenditures (as hereinafter defined) shall not constitute Capital Expenditures for purposes of calculating compliance with Section 9.19(a) above except: (i) in the case of Blade and Disk Expenditures, to the extent such expenditures exceed $15,000,000 in the aggregate during the term hereof and (ii) in the case of Back to Birth Expenditures, to the extent such expenditures exceed $8,000,000 in the aggregate during the term hereof. For purposes of this
Section 9.19(b), "Blade and Disk Expenditures" shall mean Capital Expenditures to address under-platform cracking, including blade and disk replacement, required for CF6-80C2 Engines. For purposes of this Section 9.19(b), "Back to Birth Expenditures" shall mean Capital Expenditures to resolve issues related to any failure by Atlas Air to maintain with respect to any Part (as defined in the Aircraft Credit Facility Agreement) records dating back to the date of manufacture of such Part.

      9.20  LICENSE AGREEMENTS.

            (a) Each Borrower and Guarantor shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; EXCEPT, THAT, subject to
Section 9.20(b) below, such Borrower or Guarantor may cancel, surrender or release any material License Agreement in the ordinary course of the business of such Borrower or Guarantor; PROVIDED, THAT, such Borrower or Guarantor (as the case may be) shall give Agent not less than thirty (30) days prior written notice of its intention to so cancel, surrender and release any such material License Agreement, (iv) give Agent prompt written notice of any material License Agreement entered into by such Borrower or Guarantor after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request, (v) give Agent prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Agent (promptly upon the receipt thereof by such Borrower or Guarantor in the case of a notice to such Borrower or Guarantor and concurrently with the sending thereof in the case of a notice

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from such Borrower or Guarantor) a copy of each notice of default and every other material notice or other communication received or delivered by such Borrower or Guarantor in connection with any material License Agreement which relates to the right of such Borrower or Guarantor to continue to use the property subject to such License Agreement, and (vi) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by such Borrower or Guarantor or the other party or parties thereto with the material terms, covenants or provisions of any material License Agreement.

            (b) Each Borrower and Guarantor will either exercise any option to renew or extend the term of each material License Agreement (other than those which are no longer used or useful in its business) to which it is a party in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Agent or give Agent prior written notice that such Borrower or Guarantor does not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration. In the event of the failure of such Borrower or Guarantor to extend or renew any such material License Agreement to which it is a party, Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of such Borrower or Guarantor, as Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing. At any time that a Default or Event of Default exists, Agent may, but shall not be required to, perform any or all of such obligations of such Borrower or Guarantor under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Borrower or Guarantor thereunder. Any sums so paid by Agent shall constitute part of the Obligations.

      9.21  SLOT UTILIZATION; ROUTE UTILIZATION; LEASEHOLD UTILIZATION.

            (a) Each Borrower shall (i) utilize its Slots in a manner consistent with applicable laws, regulations and contracts in order reasonably to preserve its right to hold and operate the Slots, taking into account any waivers or other relief granted to any Borrower by the FAA and any applicable Foreign Aviation Authority, (ii) cause to be done all things reasonably necessary to preserve and keep in full force and effect its rights in and use of its Slots, including satisfying the Use or Lose Rule and other regulations, as may be modified, amended or superseded from time to time, and (iii) without in any way limiting the foregoing, promptly take all such steps as may be reasonably necessary now or in the future to maintain, renew and obtain the rights, licenses, authorizations or certifications as are necessary to the continued and future holding and operation by any Borrower of its Slots. Notwithstanding the foregoing, the Slot assignments of Borrowers may be modified from time to time in the ordinary course of the businesses of Borrower and in a manner consistent with the prior operation by Borrowers of such businesses and Borrowers shall not be required to satisfy Use or Lose Rules in order to retain Slots which Borrowers determine in their good faith business judgment are no longer useful in the conduct of their businesses.

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            (b) Each Borrower shall (i) utilize the Routes in a manner consistent in all material respects with the Federal Aviation Laws and applicable foreign law, and the applicable rules and regulations of the FAA, DOT and any applicable Foreign Aviation Authorities, including the terms and conditions of any operating authorizations, certificates, bilateral authorizations and bilateral agreements with any applicable Foreign Aviation Authorities and contracts with respect to such Routes, in order reasonably to preserve its rights with respect to Routes and Supporting Route Facilities for Routes, in each case which are used or useful in the operations of a Borrower,
(ii) cause to be done all things reasonably necessary to preserve and keep in full force and effect its rights in and to use those Routes and Supporting Route Facilities for such Routes, in each case which are used or useful in the operations of a Borrower, (iii) without in any way limiting the foregoing, (A) take all such steps as may be reasonably necessary to obtain renewal from the DOT and any applicable Foreign Aviation Authorities, within a reasonable time prior to the expiration of such authority (as prescribed by law or regulation, if any), of each Route authority necessary to the continued or future operations of a Borrower and notify the Agent of the status of such renewal and (B) take all such other steps as may be necessary to maintain, renew and obtain any and all Supporting Route Facilities for such Routes as needed for the continued and future operations of any Borrower. Each Borrower shall further take all actions reasonably necessary or, in the reasonable judgment of the Agent, advisable in order to maintain all such rights referred to in this Section 9.2l(b). Notwithstanding the foregoing, each Borrower may make adjustments to its flight routings and schedules and, in the case of Fifth Freedom Rights and to change designated points, in each case in the ordinary course of the businesses of Borrowers and consistent with the prior operation by Borrowers of such businesses.

            (c) Each Borrower and any applicable Guarantor shall pay any applicable filing fees and other expenses related to the submission of applications, renewal requests, and other filings as may be reasonably necessary to maintain or obtain such entity's rights in such Routes and Supporting Route Facilities for such Routes.

            (d) Each Borrower shall utilize all of its Airport Leaseholds in a manner sufficient to comply in all material respects with applicable lease provisions governing such Airport Leaseholds.

      9.22 COSTS AND EXPENSES. Borrowers and Guarantors shall pay to Agent on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable);
(b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent's customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (d) costs and expenses

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of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower's or Guarantor's operations, plus a per diem charge at Agent's then standard rate for Agent's examiners in the field and office (which rate as of the date hereof is $850 per person per day); and (g) the fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing.

      9.23 DISSOLUTION OF INACTIVE SUBSIDIARIES. On or before the date which is ninety (90) days after the date hereof, Borrowers shall cause each Inactive Subsidiary to (a) be dissolved in accordance with all applicable laws and regulations and (b) assign all of its assets to its shareholder.

      9.24 FURTHER ASSURANCES. At the request of Agent at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of any Borrower or Guarantor representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Agent, Agent and Lenders may, at Agent's option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

      10.1 EVENTS OF DEFAULT. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

            (a) (i) any Borrower fails to pay any principal amount of the Loans when due or fails to pay any other Obligations when due and such failure continues for three Business Days or (ii) any Borrower or Obligor fails to perform any of the covenants contained in Sections 7.3, 7.4, 9.2, 9.3, 9.4, 9.5, 9.6, 9.13, 9.14, 9.15, 9.16, 9.20, 9.21 and 9.22 of this Agreement and such failure shall continue for fifteen (15) days; PROVIDED, THAT, such fifteen (15) day period shall not apply in the case of any failure to observe any such covenant which is not capable of being cured at all or within such fifteen (15) day period or which has been the subject of a prior failure within a six (6) month period or (iii) any Borrower or Obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

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            (b) any representation, warranty or statement of material fact made by any Borrower or Guarantor to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

            (c) any Obligor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

            (d) any judgment for the payment of money is rendered against any Borrower or Obligor in excess of $5,000,000 in any one case or in excess of $25,000,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of forty-five (45) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Obligor or any of the Collateral having a value in excess of $5,000,000;

            (e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or any Borrower or Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business, except as otherwise permitted under this Agreement;

            (f) any Borrower or Obligor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

            (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Obligor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or any Borrower or Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

            (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Obligor or for all or any part of its property;

            (i) any default in respect of any Indebtedness of any Borrower or Obligor (other than Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of $5,000,000, which default continues unremedied for more than forty-five (45) days after the applicable cure period, if any, with respect thereto; PROVIDED, HOWEVER, that such default shall immediately constitute an Event of Default at any time during such period of up to forty-five (45) days that the obligee or payee in respect of such Indebtedness (or such other person entitled

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to take action) takes any action against such Borrower or Obligor or the assets or properties of such Borrower or Obligor;

            (j) any default by any Borrower or Obligor under any Material Contract, which default continues unremedied for more than forty-five (45) days after the applicable cure period, if any, with respect thereto; PROVIDED, HOWEVER, that such default shall immediately constitute an Event of Default at any time during such period of up to forty-five (45) days that the person entitled to take action against such Borrower or Guarantor under such Material Contract takes any action against such Borrower or Obligor or the assets or properties of such Borrower or Obligor;

            (k) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent or any Lender) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

            (l) any default by a Borrower or Guarantor under any of the Clearinghouse Agreements;

            (m) any cessation of payments or suspension of settlements or payments in favor of Polar (whether affecting Polar or CNS alone or other IATA members or clients), or any failure by Polar for any reason to receive on the scheduled monthly settlement date for Polar (or within three (3) Business Days thereafter) a net credit settlement from the CNS or IATA, as applicable, or any failure of CNS or IATA to transfer such net credit settlement, in an amount of at least eighty (80%) percent of the amount of the gross Accounts reported to Agent as submitted to the CNS or IATA, as applicable, in respect of the period covered by such monthly settlement date;

            (n) an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Borrower in an aggregate amount in excess of $5,000,000;

            (o) any Change of Control;

            (p) there shall be a material adverse change in the business, assets or prospects of Borrowers and Guarantors (taken as a whole) after the date hereof; or

            (q) there shall be an event of default under any of the other Financing Agreements.

      10.2 REMEDIES.

            (a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Obligor, except as such notice or

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consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Obligor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Borrower or Obligor to collect the Obligations without prior recourse to the Collateral.

            (b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to Administrative Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the benefit of Lenders; (PROVIDED, THAT, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), and (ii) terminate the Commitments and this Agreement; (PROVIDED, THAT, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), the Commitments and any other obligation of the Agent or a Lender hereunder shall automatically terminate).

            (c) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower or Obligor, at Borrowers' expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, including collection of amounts to be settled and paid by or through CNS, CASS, IATA and/or the Clearing Bank, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Obligor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Obligors and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers and Obligors waive any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Obligor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent's request,

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Borrowers will either, as Agent shall specify, furnish cash collateral to the issuer to be used to secure and fund Agent's reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent for the Letter of Credit Accommodations. Such cash collateral shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations.

            (d) At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, enforce the rights of any Borrower or Obligor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables constituting Collateral. Without limiting the generality of the foregoing, Agent may, in its discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of such Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all such Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any such Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers and Obligors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any account debtor returns Inventory constituting Collateral when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent's request, hold such returned Inventory in trust for Agent, segregate all such returned Inventory from all of its other property, dispose of such returned Inventory solely according to Agent's instructions, and not issue any credits, discounts or allowances with respect thereto without Agent's prior written consent.

            (e) To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against

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Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

            (f) For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower and Obligor hereby grants to Agent, to the extent assignable, an irrevocable, nonexclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any Borrower or Obligor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Obligor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

            (g) At any time an Event of Default exists or has occurred and is continuing, Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations. Borrowers and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and expenses.

            (h) Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, (i) Agent and Lenders may, at Agent's option, and upon the occurrence of an Event of

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Default at the direction of the Required Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrowers and/or (B) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent and Lenders to Borrowers and (ii) Agent may, at its option, establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

      11.1 GOVERNING LAW; CHOICE OF FORUM; SERVICE OF PROCESS; JURY TRIAL
WAIVER.

            (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

            (b) Borrowers, Guarantors, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York for New York County and the United States District Court for the Southern District of New York, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).

            (c) Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent's option, by service upon any Borrower or Guarantor (or Administrative Borrower on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Agent against such Borrower or Guarantor for the amount of the claim and other relief requested.

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            (d) BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY WAIVES ANY
RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

            (e) Agent and Lenders shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent and such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Agent and Lenders shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Each Borrower and
Guarantor: (i) certifies that neither Agent, any Lender nor any representative, agent or attorney acting for or on behalf of Agent or any Lender has represented, expressly or otherwise, that Agent and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

      11.2 WAIVER OF NOTICES. Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.

      11.3 AMENDMENTS AND WAIVERS.

            (a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at

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Agent's option, by Agent with the authorization of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by any Borrower; except, that, no such amendment, waiver, discharge or termination shall:

                  (i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letter of Credit Accommodations, in each case without the consent of each Lender directly affected thereby,

                  (ii) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

                  (iii) release any Collateral consisting of Receivables (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.1l(b) hereof), without the consent of Agent and all of Lenders,

                  (iv) reduce any percentage specified in the definition of Required Lenders, without the consent of Agent and all of Lenders,

                  (v) consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

                  (vi) amend, modify or waive any terms of this Section 11.3 hereof, without the consent of Agent and all of Lenders, or

                  (vii) increase the advance rates constituting part of the Borrowing Base or increase the sublimits with respect to Loans based on Foreign Accounts or for Letter of Credit Accommodations, without the consent of Agent and all of Lenders.

            (b) Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

            (c) Notwithstanding anything to the contrary contained in Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a "Non-Consenting Lender"), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Congress shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Congress of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Congress or such Eligible Transferee as Congress may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-

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Consenting Lender pursuant thereto. Congress shall provide the Non-Consenting
Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance

            (d) (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Congress, or such Eligible Transferee specified by Congress, shall pay to the Non-Consenting Lender (except as Congress and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee), minus
(iii) the amount of the closing fee received by the Non-Consenting Lender pursuant to the terms hereof or of any of the other Financing Agreements multiplied by the fraction, the numerator of which is the number of months remaining in the then current term of the Credit Facility and the denominator of which is the number of months in the then current term thereof. Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

            (e) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this
Section 11.3.

      11.4 WAIVER OF COUNTERCLAIMS. Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

      11.5 INDEMNIFICATION. Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent and each Lender, and its officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an "Indemnitee"), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Borrowers and Guarantors shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or wilful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without

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limiting the obligations of Borrowers or Guarantors as to any other Indemnitee).
To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12. THE AGENT

      12.1 APPOINTMENT, POWERS AND IMMUNITIES. Each Lender irrevocably designates, appoints and authorizes Congress to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

      12.2 RELIANCE BY AGENT. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions

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given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

      12.3 EVENTS OF DEFAULT.

            (a) Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received written notice from a Lender, or a Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a "Notice of Default or Failure of Condition". In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; PROVIDED, THAT, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders, Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.

            (b) Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against any Borrower or Obligor or any of the Collateral or other property of any Borrower or Obligor.

      12.4 CONGRESS IN ITS INDIVIDUAL CAPACITY. With respect to its Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as Congress shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Congress in its individual capacity as Lender hereunder. Congress (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Congress and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

      12.5 INDEMNIFICATION. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever

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that may be imposed on, incurred by or asserted against Agent (including by any
Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; PROVIDED, THAT, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

      12.6 NON-RELIANCE ON AGENT AND OTHER LENDERS. Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Obligor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or Obligor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or any Lender; PROVIDED, THAT, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent or deemed requested by Lenders hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Obligor that may come into the possession of Agent.

      12.7 FAILURE TO ACT. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

      12.8 ADDITIONAL LOANS. Agent shall not make any Loans or provide any Letter of Credit Accommodations to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Loans and Letter of Credit Accommodations to exceed the Borrowing Base, without the prior consent of all Lenders, EXCEPT, THAT, Agent may make such additional Loans or provide such additional Letter of Credit Accommodations on behalf of Lenders, intentionally and

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with actual knowledge that such Loans or Letter of Credit Accommodations will cause the total outstanding Loans and Letter of Credit Accommodations to Borrowers to exceed the Borrowing Base, as Agent may deem necessary or advisable in its discretion; PROVIDED, THAT: (a) the total principal amount of the additional Loans or additional Letter of Credit Accommodations which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the Borrowing Base, plus the amount of Special Agent Advances made pursuant to Section 12.1l(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to $6,000,000 and shall not cause the total principal amount of the Loans and Letter of Credit Accommodations to exceed the Maximum Credit and (b) no such additional Loan or Letter of Credit Accommodation shall be outstanding more than ninety (90) days after the date such additional Loan or Letter of Credit Accommodation is made or issued (as the case may be), except as the Required Lenders may otherwise agree. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Loans or Letter of Credit Accommodations.

      12.9 CONCERNING THE COLLATERAL AND THE RELATED FINANCING AGREEMENTS. Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

      12.10 FIELD AUDIT, EXAMINATION REPORTS AND OTHER INFORMATION; DISCLAIMER BY LENDERS. By signing this Agreement, each Lender:

            (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a "Report" and collectively, "Reports"), appraisals with respect to the Collateral and financial statements with respect to Atlas Holdings and its Subsidiaries received by Agent;

            (b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

            (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers' and Guarantors' books and records, as well as on representations of Borrowers' and Guarantors' personnel; and

            (d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

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      12.11 COLLATERAL MATTERS.

            (a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances ("Special Agent Advances") which Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations; PROVIDED, THAT, the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii), plus the then outstanding principal amount of the additional Loans and Letter of Credit Accommodations which Agent may make or provide as set forth in Section
12.8 hereof, shall not exceed the aggregate amount of $6,000,000 or (iii) to pay any other amount chargeable to any Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of (A) costs, fees and expenses and (B) payments to any issuer of Letter of Credit Accommodations. Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Prime Rate Loans and shall be payable on demand. Without limitation of its obligations pursuant to
Section 6.10, each Lender agrees that it shall make available to Agent, upon Agent's demand, in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent's option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent's demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.

            (b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Administrative Borrower or any Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with
Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $5,000,000, and to the extent Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (v) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vi) approved, authorized or ratified in writing by the Required

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Lenders or all of Lenders, as applicable. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent's authority to release particular types or items of Collateral pursuant to this Section.

            (c) Without any manner limiting Agent's authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; PROVIDED, THAT, (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.

            (d) Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

      12.12 AGENCY FOR PERFECTION. Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver such Collateral to Agent or in accordance with Agent's instructions.

      12.13 SUCCESSOR AGENT. Agent may resign as Agent upon thirty (30) days' notice to Lenders and Atlas Holdings. If Agent resigns under this Agreement, the Required Lenders shall

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appoint from among the Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Atlas Holdings, a successor agent from among Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term "Agent" as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent's notice of resignation, the retiring Agent's resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

      12.14 LEAD ARRANGER. The party identified on the facing page or signature pages of this Agreement as a "lead arranger" shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements. Without limiting the foregoing, the party so identified as a Co-Agent shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the party identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS

      13.1 TERM.

            (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date that is four (4) years from the date hereof (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. Agent may, at its option (or shall at the direction of any Lender in writing received by Agent at least ninety (90) days prior to the Renewal Date or the anniversary of any Renewal Date, as the case may be), terminate this Agreement and the other Financing Agreements, or Administrative Borrower or any Borrower may terminate this Agreement and the other Financing Agreements, each case, effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice; PROVIDED, THAT, this Agreement and all other Financing Agreements must be terminated simultaneously. In addition, Borrowers may terminate this Agreement at any time without premium or penalty upon ten (10) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default. Upon the Renewal Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent's option, a letter of credit issued for the account of Borrowers and at Borrowers' expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or

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expense, including attorneys' fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement (contingent or otherwise) and for any of the Obligations arising under or in connection with any Interest Rate Protection Agreements in such amounts as the other party thereto may require (unless such obligations arising under or in connection with any Interest Rate Protection Agreements are paid in full in cash and terminated in a manner satisfactory to such other party). The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Accommodations shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, New York time.

            (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all outstanding, non-contingent Obligations have been fully and finally discharged and paid, and Agent and Lenders shall have no further commitment to make Loans or Letter of Credit Accommodations under this Agreement, as determined by Agent, and Agent's continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all outstanding, non-contingent Obligations paid and satisfied in full in immediately available funds, and Agent and Lenders shall have no further commitment to make Loans or Letter of Credit Accommodations under this Agreement, as determined by Agent.

      13.2 INTERPRETATIVE PROVISIONS.

            (a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

            (b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

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            (c) All references to any Borrower, Guarantor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

            (d) The words "hereof, "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            (e) The word "including" when used in this Agreement shall mean "including, without limitation" and the word "will" when used in this Agreement shall be construed to have the same meaning and effect as the word "shall".

            (f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent.

            (g) All references to the term "good faith" used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrowers and Guarantors shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by any Borrower or Guarantor at any time.

            (h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Atlas Holdings most recently received by Agent prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term "unqualified opinion" as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

            (i) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including", the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

            (j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

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            (k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

            (1) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

            (m) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent's or any Lender's involvement in their preparation.

      13.3 NOTICES. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower or Guarantor:           Atlas Air Worldwide Holdings, Inc.
                                           2000 Westchester Avenue
                                           Purchase, New York 10577-2543
                                           Attention: Mr. William C. Bradley
                                           Telephone No.: 914-701-8395
                                           Telecopy No.: 914-701-8750

with a copy to:                            Haynes and Boone, L.L.P.
                                           One Houston Center
                                           1221 McKinney Street, Suite 2100
                                           Houston, Texas 77010
                                           Attention: Lenard Parkins, Esq.
                                           Telephone No.: 713-547-2008
                                           Telecopy No.: 713-236-5405

If to Agent:                               Congress Financial Corporation
                                           1133 Avenue of the Americas
                                           New York, New York l0036
                                           Attention: Portfolio Manager
                                           Telephone No.: 212-840-2000
                                           Telecopy No.: 212-840-6259

      13.4 PARTIAL INVALIDITY. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole,

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but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

      13.5 CONFIDENTIALITY.

            (a) Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by such Borrower to Agent or such Lender; PROVIDED, THAT, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent or such Lender is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or to any Affiliate of any Lender so long as such Lender or Participant (or prospective Lender or Participant) or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.5, or (iv) to counsel for Agent or any Lender or Participant (or prospective Lender or Participant).

            (b) In the event that Agent or any Lender receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender, Agent or such Lender will promptly notify Administrative Borrower of such request so that Administrative Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent's or such Lender's expenses, cooperate with Administrative Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Administrative Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender.

            (c) In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower, Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent or any Lender (or any Affiliate of any Lender) on a non-confidential basis from a person other than a Borrower or Guarantor,
(iii) to require Agent or any Lender to return any materials furnished by a Borrower or Guarantor to Agent or a Lender or prevent Agent or a Lender from responding to routine informational requests in accordance with the CODE OF ETHICS FOR THE EXCHANGE OF CREDIT INFORMATION promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agent and Lenders under this Section 13.5 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof

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or any other arrangements concerning the confidentiality of information provided by any Borrower or Guarantor to Agent or any Lender.

      13.6 SUCCESSORS. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Borrowers, Guarantors and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

      13.7 ASSIGNMENTS; PARTICIPATIONS.

            (a) Each Lender may, with the prior written consent of Agent, assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; PROVIDED, THAT, (i) such transfer or assignment will not be effective until recorded by Agent on the Register and (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000. Prior to any such assignment by Congress of all or any portion of its rights and obligations under this Agreement, Congress shall notify Administrative Borrower of its intention to so assign and of the identify of the Eligible Transferee.

            (b) Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the "Register"). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Obligors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and the assigning Lender shall, to the

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

extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

            (d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Obligor or any of their Subsidiaries or the performance or observance by any Borrower or Obligor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning any Borrower or Obligor in the possession of Agent or any Lender from time to time to assignees and Participants.

            (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Agent or the other Lenders); PROVIDED, THAT, (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Obligor hereunder shall be determined as if such Lender had not sold such participation.

            (f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank; PROVIDED, THAT, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

            (g) Borrowers and Guarantors shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrowers shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrowers and Guarantors and their affairs provided, prepared or reviewed by any Borrower or Guarantor that are contained in any selling materials and all other information provided by it and included in such materials.

      13.8 ENTIRE AGREEMENT. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

      13.9 USA PATRIOT ACT. Each Lender hereby notifies each Borrower and Guarantor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Borrower and Guarantor, which information includes the name and address of such Borrower and Guarantor and other information that will allow such Lender to identify such Borrower and Guarantor in accordance with the requirements of such Act and any other applicable law.

      13.10 COUNTERPARTS, ETC. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

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

      IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

   AGENT                                   BORROWERS

   CONGRESS FINANCIAL CORPORATION,         ATLAS AIR, INC.
     as Agent

   By:______________________________       By: /s/ William C. Bradley
                                               ---------------------------------
                                                      William C. Bradley
                                        Title: ---------------------------------
   Title:___________________________              Vice President & Treasurer

                                           POLAR AIR CARGO, INC.

                                           By: /s/ Dorinda Pannozzo
                                               ---------------------------------
                                                       Dorinda Pannozzo
                                        Title: ---------------------------------
                                                     Assistant Treasurer

                                           GUARANTORS

                                           ATLAS AIR WORLDWIDE
                                            HOLDINGS, INC.

                                           By: /s/ T. Wakelee Smith
                                               ---------------------------------
                                                      T. Wakelee Smith
                                        Title: ---------------------------------
                                                   Senior Vice President &
                                                   Chief Operating Officer

                                           AIRLINE ACQUISITION CORP I

                                           By: /s/ John Dietrich
                                               ---------------------------------

                                           Title: Sr. VP, General Counsel - CHRO

      IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

  AGENT                                    BORROWERS

  CONGRESS FINANCIAL CORPORATION,          ATLAS AIR, INC.
    as Agent

  By: /s/ Peter Provenzale                 By: _________________________________
     ------------------------------
  Title: SVP                               Title: ______________________________

                                           POLAR AIR CARGO, INC.

                                           By: _________________________________

                                           Title: ______________________________

                                           GUARANTORS

                                           ATLAS AIR WORLDWIDE
                                             HOLDINGS, INC.

                                           By: _________________________________

                                           Title: ______________________________

                                           AIRLINE ACQUISITION CORP I

                                           By: _________________________________

                                           Title: ______________________________

LENDERS

CONGRESS FINANCIAL CORPORATION

By: /s/ Peter Provenzale
    ----------------------------------
Title: SUP

Commitment: $60,000,000